   As filed with the Securities and Exchange Commission on July 25, 2000

                                       Registration Statement No. 333-36652
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                                C-QUENTIAL, INC.

             (Exact Name of Registrant as Specified in Its Charter)

       Delaware                      8742                      04-3510387
                               (Primary Standard            (I.R.S. Employer
    (State or other               Industrial                 Identification
    jurisdiction of           Classification Code               Number)
   incorporation or                 Number)
     organization)

                                ---------------
                                c-quential, Inc.
                                 25 Acorn Park
                            Cambridge, MA 02140-2390
                                 (617) 498-5951
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                ---------------
                                 Rudolf Fischer
                            Chief Executive Officer
                                c-quential, Inc.
                                 25 Acorn Park
                            Cambridge, MA 02140-2390
                                 (617) 498-5951
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ---------------
                                   Copies to:
       Stuart M. Cable, P.C.                  Matthew J. Mallow, Esq.
    Robert P. Whalen, Jr., P.C.      Skadden, Arps, Slate, Meagher & Flom LLP
    Goodwin, Procter & Hoar LLP                   4 Times Square
  Exchange Place, 53 State Street            New York, New York 10036
 Boston, Massachusetts 02109-2881                 (212) 735-3000
          (617) 570-1000
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      Subject to Completion, dated July 25, 2000

                             7,250,000 Shares


                    [Logo of c-quential, Inc. appears here]
                              Class A Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of Class A common stock. No public market currently exists for our shares.

We have filed an application to have our Class A common stock approved for listing on the Nasdaq National Market under the symbol "CQTL". We anticipate the initial public offering price to be between $13.00 and $15.00 per share.

  Investing in our Class A common stock involves risks. Risk Factors begin on page 5.

                                                                Per Share Total
                                                                --------- -----
Public Offering Price..........................................    $       $
Underwriting Discount..........................................    $       $
Proceeds to c-quential.........................................    $       $

Following this offering, Arthur D. Little, Inc., or ADL, will own all of the outstanding shares of our unlisted Class B common stock and 71% of the outstanding shares of our Class A common stock, or 68% of our Class A common stock if the underwriters fully exercise their over-allotment option. As a result, ADL will own common stock representing 96% of the combined voting power of all classes of our common stock. ADL currently intends to maintain ownership of shares representing at least 80% of our outstanding shares of common stock and at least 80% of the voting power of our outstanding stock, and we have agreed that we will not take any action or fail to take any action that would result in ADL owning less than either 80% of our outstanding shares of capital stock or 80% of the voting power of our capital stock. ADL will indirectly receive $42 million from the net proceeds of this offering.

We have granted the underwriters the right to purchase up to 1,088,000 additional shares within 30 days after the date of this prospectus to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver these shares
on or about        , 2000.

--------------------------------------------------------------------------------

Lehman Brothers

         Chase H&Q

                   Thomas Weisel Partners LLC

                                                       Fidelity Capital Markets
                             a division of National Financial Services
                           Corporation

      , 2000

                               TABLE OF CONTENTS

                                     Page
                                     ----
Prospectus Summary..................   1
Risk Factors........................   5
Forward-Looking Statements..........  12
Use of Proceeds.....................  13
Dividend Policy.....................  13
Capitalization......................  14
Dilution............................  15
Selected Financial Data.............  16
Managment's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................  17

                                   Page
                                   ----
Business.........................   29
Management.......................   43
Our Relationship with ADL........   49
Principal Shareholders...........   52
Description of Capital Stock.....   53
Shares Eligible for Future Sale..   57
Underwriting.....................   58
Legal Matters....................   61
Experts..........................   61
Additional Information...........   61
Index to Financial Statements....  F-1

                             ABOUT THIS PROSPECTUS

   You should rely only on the information contained in this prospectus. c-quential, Inc. and the underwriters have not authorized anyone to provide you with information different from that contained in this prospectus. We may not sell shares of our Class A common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell shares of our Class A common stock and it is not soliciting an offer to buy shares of our Class A common stock in any state where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A common stock. This preliminary prospectus is subject to completion prior to this offering.



   Until    , 2000, all dealers selling our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. Except as otherwise indicated, the information in this prospectus assumes that the over-allotment option granted to the underwriters is not exercised.

                                c-quential, Inc.

Our Business

   We are a leading global management and technology consulting firm serving the telecommunications, information technology, media and electronics industries. Among our clients and competitors, these four industries are commonly referred to collectively as the TIME industries. We help our clients realize the opportunities, address the challenges and mitigate the risks presented by rapid and significant advances in computing and communications technologies and regulatory changes in the telecommunications sector. We combine in-depth knowledge of the TIME industries, technology expertise, strategy development and implementation capabilities to provide an integrated range of consulting services to our clients. Through a network of offices in over 20 countries, our consultants, led by our partner-level professionals who average approximately 14 years of experience in the TIME industries, serve a broad range of clients from start-ups to industry leaders.

   From 1995 until August 2000, we operated as the TIME industries-focused consulting segment of Arthur D. Little, Inc., or ADL, a privately-held global
consulting firm. On August   , 2000, ADL transferred this business to c-
quential, Inc., which was formed as a wholly-owned subsidiary of ADL in March 2000.

   Our services include technology strategy, network and systems roll-out project management, organizational design and change, and implementation management. Our revenue consists of fees for professional services rendered to our clients. We provide substantially all of our services and earn fees on a time (per-hour) and materials basis. Our costs consist of direct costs, which are made up of payroll and fringe benefits costs for our professionals and independent consultants, and subcontracting costs, which include fees we pay to ADL when we utilize its professionals on our client engagements.

   Our top five clients, based on revenue for the year ended December 31, 1999 were: ETG Consortium, KPN Telecom, Telefonaktiebolaget LM Ericsson, Siemens AG and Hyundai Group. We also serve a broad range of other clients including Mannesmann AG, Samsung Group, Chase Manhattan Corporation, Orange Plc, British Broadcasting Corporation and Compaq Computer Corporation. In the three months ended March 31, 2000, 76% of our revenue was derived from clients in Europe, 9% from clients in North America, 12% from clients in Asia Pacific, and 3% from clients in Latin America and other regions.

Our Market Opportunity

   The development and deployment of new technologies, such as wireless and broadband communications and mobile commerce, or m-commerce, is creating many new communications-based applications for businesses and consumers. To address the opportunities and challenges presented by technology-driven changes, TIME industry companies are entering into new business combinations, strategic alliances and joint ventures with one another. To be successful, we believe that companies in each of the TIME industries must be knowledgeable about the effect of technology-driven changes across all of the TIME industries. The expertise required by these changes in technologies, the time and expense associated with the recruitment of specialists and their scarcity has led to a large increase in the demand for consulting services offered by third-party providers. Kennedy Information Research Group estimates that the worldwide market for communications, high technology and media, entertainment and publishing consulting services offered by third-party providers will grow from $14.7 billion in 1998 to $30.7 billion in 2003, representing a 16% compound annual growth rate. The increasing use of the Internet is further spurring demand for consulting services as companies seek to improve their business practices through Internet-based communications solutions. International Data Corporation, or IDC, projects that the worldwide demand for Internet services, which includes Internet consulting services, will grow from approximately $16.2 billion in 1999 to $99.1 billion in 2004, representing a 44% compound annual growth rate.

Our Strategy

   We intend to strengthen our leadership position in providing management and technology consulting services to the TIME industries. The key elements of our strategy are:

  .  attracting and retaining outstanding professionals

  . expanding existing and developing new relationships with established and emerging industry-leading clients

  . expanding market share in North America and our media and electronics practices globally

  .  building the c-quential brand

  . establishing and fostering relationships with venture capital firms, start-ups and business incubators

Risk Factors

   The principal risks we face in implementing our strategy are that our business and its potential for growth will be harmed if:

  . we are unable to successfully make the transition to an independent, publicly-traded company from our status as a part of a large, privately-held company

  . we are unable to attract, motivate and retain a significant number of professionals

  . we lose the services of a substantial number of our partner-level professionals or executive officers

  .  we are unable to develop sufficient awareness of the c-quential brand

  .  we are unable to compete effectively in our highly competitive market

Our History and Relationship with ADL

   We operated as part of ADL's Global Management Consulting business from 1995
until August   , 2000, when ADL transferred our business to a newly-formed entity, c-quential, Inc. Prior to this transfer, we were not a separate subsidiary or division of ADL. After the completion of this offering, we will operate independently from ADL, although ADL will own all of the outstanding shares of our unlisted Class B common stock and 71% of the outstanding shares of our Class A common stock, or 68% of our Class A common stock if the underwriters fully exercise their over-allotment option. As a result, ADL will own common stock representing 96% of the combined voting power of all classes of our common stock. ADL determined to effect this offering in order to raise capital for c-quential, retire a portion of ADL's debt, create a public market for c-quential's securities and create value for the shareholders of ADL.

   On August   , 2000, we entered into agreements with ADL that provide for:

  . the transfer of the TIME industries-focused consulting practice of ADL to us in exchange for shares of our Class A and Class B common stock

  .  our agreement to repay approximately $40 million of ADL's debt

  . the grant to us of the right to use space in ADL-leased real property for the term of the underlying ADL master lease at a rate equal to ADL's actual cost of leasing such space

  . the grant of licenses to us to use ADL intellectual property related to our business exclusively for a three-year period following this offering

  . certain administrative and corporate services to be provided by ADL to us, and by us to ADL, for three years following this offering at a rate equal to the actual cost of providing such services

  . the allocation of tax liabilities and benefits between ADL and us for an unlimited period of time

  .  the grant to ADL of registration rights relating to our common stock

Trademarks

   We have filed for trademark protection in the United States for the name "c-quential, Inc." and our logo. This prospectus also contains the trademarks and trade names of other entities, including ADL, which are the property of their respective owners.

                                  The Offering

Class A common stock offered.................  7,250,000 shares
Common stock outstanding after this offering:
  Class A common stock.....................    25,250,000 shares
  Class B common stock.....................    18,000,000 shares
Total common stock...........................  43,250,000 shares
Use of proceeds..............................  Repayment of debt of ADL and related entities assumed by us prior to the
                                               offering, general corporate purposes and
                                               working capital. See "Use of Proceeds"
Proposed Nasdaq National Market symbol.......  "CQTL"

   Holders of Class A common stock and unlisted Class B common stock have identical rights, except with respect to voting. Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Except as required by law, holders of Class A common stock and Class B common stock vote together as a single class. See "Description of Capital Stock."

   Common stock outstanding after this offering excludes:

  . 1,088,000 shares of Class A common stock that may be issued pursuant to the over-allotment option granted to the underwriters

  .     shares of Class A common stock available for future grant under our
     2000 Stock Option and Incentive Plan

                             Additional Information

   Our principal executive offices are located at 25 Acorn Park, Cambridge, Massachusetts 02140-2390 and our telephone number is (617) 498-5951. We are incorporated in the State of Delaware.

                             Summary Financial Data

   The following tables summarize the statement of operations data and balance sheet data for our business operated as the TIME industries-focused consulting practice of ADL's Global Management Consulting business. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the three months ended April 2, 1999 and March 31, 2000 and the balance sheet data as of March 31, 2000 are derived from our unaudited condensed financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 are derived from our unaudited financial statements that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto included elsewhere in this prospectus. The financial data do not reflect any additional selling, general and administrative expenses associated with c-quential operating as a stand-alone, publicly-traded company, including executive management, overhead and public company costs, insurance and risk management costs, and other costs. Therefore, the financial data are not necessarily indicative of the results of operations or financial position that would have resulted if we had been an independent company during the periods shown. The statement of operations data for the year ended December 31, 1999 and the three months ended March 31, 2000 is summarized:

  .  on an actual basis

  . on a pro forma basis to reflect the discontinuance of a trademark license fee historically allocated to us by ADL and an increase in the provision for taxes based on the higher taxable income resulting from discontinuance of the trademark license fee

   The balance sheet data as of March 31, 2000 is summarized:

  .  on an actual basis

  . on a pro forma basis to reflect the formation of c-quential, the transfer from ADL to us of ADL's TIME industries-focused consulting practice in exchange for shares of our Class A and Class B common stock, our assumption of $40 million of debt from ADL and ADL's retention of accounts receivable

  . on a pro forma, as adjusted basis to reflect the sale of the 7,250,000 shares of Class A common stock in this offering at an assumed initial public offering price of $14.00 per share, after the deduction of estimated underwriting discounts and commissions, and our estimated offering expenses and the repayment of the $40 million of debt assumed from ADL.

                                      Year Ended December 31,               Three Months Ended
                         -------------------------------------------------- ------------------
                                                                                               March 31,
                                                                    1999    April 2, March 31, 2000 Pro
                          1995    1996    1997    1998     1999   Pro Forma   1999     2000      Forma
                         ------- ------- ------- ------- -------- --------- -------- --------- ---------
                                                         (in thousands)
Statement of Operations
 Data:
  Professional service
   revenue.............. $48,370 $55,483 $61,156 $76,831 $106,580 $106,580  $26,494   $29,058   $29,058
  Gross profit..........  15,748  19,019  22,530  29,560   44,428   44,428   11,026    14,271    14,271
  Income before taxes...   4,403   6,006   8,186   9,815   17,134   18,981    4,107     5,301     5,833
  Net income............ $ 2,686 $ 3,664 $ 4,993 $ 6,085 $ 10,794 $ 11,958  $ 2,587   $ 3,181   $ 3,500
                         ======= ======= ======= ======= ======== ========  =======   =======   =======

                                                      As of March 31, 2000
                                                  -------------------------------
                                                                       Pro Forma
                                                  Actual   Pro Forma  As Adjusted
                                                  -------  ---------  -----------
                                                         (in thousands)
Balance Sheet Data:
  Cash and cash equivalents...................... $    49  $     49     $50,244
  Working capital (deficit)......................    (564)  (40,564)     49,631
  Total assets...................................  30,775     4,016      54,211
  Debt assumed from ADL..........................     --     40,000         --
  TIME Practice/Stockholders' equity (deficit)...   3,289   (36,711)     53,484

                                  RISK FACTORS

   You should carefully consider the following risks and all other information contained in this prospectus before purchasing our Class A common stock. If any of the following risks occur, our business, results of operations, financial condition and reputation could be harmed. As a result, the trading price of our Class A common stock could decline, and you could lose all or part of your investment.

                    Risks Related to Our Separation from ADL

Our business may be adversely affected if the services we obtain from ADL are inadequate and we are unable to replace them satisfactorily

   The business operated by c-quential has been a part of ADL's Global Management Consulting business since 1995. On August , 2000, ADL transferred this business to us, a newly-formed entity, c-quential, Inc. We have no experience in operating our business independently from ADL, and our business will be adversely affected if we do not successfully obtain the infrastructure and administrative support needed to operate independently of ADL. At the time of the transfer of our business to c-quential, we entered into contractual arrangements with ADL under which ADL agreed to provide infrastructure and administrative support to us, including services related to:

  .  space, facilities and equipment

  .  information technology systems

  .  human resources administration

  .  legal, finance and accounting

   Though ADL is contractually obligated to provide these services and facilities, generally for three to five years following this offering, we can not be sure that these arrangements will be sufficient to support our current operations or future growth or that we will be able to find suitable substitute arrangements after the terms of our arrangements with ADL expire.

Our costs may increase as our agreements with ADL expire or the services we obtain from ADL become inadequate and we are forced to obtain these services from third parties

   Our agreements with ADL under which ADL has agreed to provide us with services and facilities have limited terms, generally of three to five years. We may find that the services we obtain from ADL are inadequate to support our growth. As our arrangements with ADL expire or if they become unsatisfactory to us, we will be forced to renegotiate with ADL or obtain substitute or supplementary services from third parties. The terms of these renegotiated or new arrangements may not be as favorable to us as our existing agreements with ADL.

We may incur costs under our agreements with ADL that are higher than those we would incur if we obtained services and facilities from unrelated third parties

   The terms of our agreements with ADL for the provision of infrastructure support and administrative services were not determined through arm's length negotiations. We can not be sure that the terms of these arrangements are as favorable to us as the terms that we may have obtained through negotiations with an unaffiliated third party.

Our ability to issue equity to motivate and retain our professionals, make acquisitions and raise capital is limited by our obligation to maintain ADL's ownership percentage and voting power

   Following this offering, ADL will own 83% of our outstanding shares of capital stock, or 81% if the underwriters fully exercise their over-allotment option. In connection with the separation of our business from ADL, we agreed, absent ADL's consent, not to take any action or fail to take any action if it would result in ADL owning less than either 80% of our outstanding shares of capital stock or 80% of the voting power of our outstanding capital stock. This agreement limits our ability to issue additional common stock, including for purposes of attracting additional and motivating our current professionals, making acquisitions for stock consideration and raising capital. See "Our Relationship With ADL--Tax Allocation Agreement."

   This agreement is intended to preserve our membership in ADL's consolidated group for United States federal income tax purposes, and to preserve ADL's ability to distribute, or spin-off, the shares of our common stock that it owns to its shareholders on a tax-free basis, though ADL has no current plan or arrangement to effect a spin-off of our common stock. To distribute shares of our common stock on a tax-free basis under current United States tax law, ADL would be required to distribute to its shareholders shares representing at least 80% of the voting power of our outstanding common stock. ADL currently intends to maintain ownership of shares representing at least 80% of our outstanding shares of common stock and at least 80% of the voting power of our outstanding common stock.

Our business may suffer if ADL does not refer clients to us

   Many of our existing clients were referred to us from divisions or segments of ADL that will not be part of c-quential following this offering. Our business may suffer if ADL does not continue to refer its clients and prospects to us following our separation from ADL.

We only have receivables generated since August , 2000 and we will rely on cash provided by the offering to fund our operations until we are able to earn and collect payments from our clients

   ADL retained all billed and unbilled receivables recorded through August , 2000, the date of the transfer of our business to c-quential. Our billing and collection cycle has historically averaged approximately sixty days. As a result, we estimate that for approximately thirty to forty-five days following this offering we will not generate any significant amount of cash from our operations and we will have to fund our business from the proceeds of this offering.

Conflicts of interest with ADL may arise that may have a negative impact on our business

   We may encounter conflicts of interest with ADL in some areas relating to our past and ongoing relationships. For example:

  . we may be unsatisfied with the services ADL provides to us and we may dispute the amounts that ADL charges us for these services

  . we may compete with ADL for the hiring and retention of professional consultants and this may harm our relations with ADL

  . we may disagree with positions ADL takes on its tax returns relating to our separation from ADL

   In addition, although we have entered into an agreement with ADL under which it has agreed, subject to limited exceptions and for a limited period, not to compete with us within the TIME industries, we cannot be certain that the terms of the agreement are broad enough to protect us against future competition from ADL. We may not be able to amicably resolve any potential conflicts with ADL. Further, resolutions of any conflicts may be less favorable to us than if we were dealing with an unaffiliated third party.

Five of our directors may have conflicts of interest because they are also directors, officers and stockholders of ADL

   Four of our directors, Messrs. Lorenzo C. Lamadrid, Mark A. Brodsky, Arno Penzias and Gerhard Schulmeyer, are also directors and/or officers of ADL. These members of our board of directors, in addition to our Chief Executive Officer, Mr. Rudolf Fischer, also hold shares of ADL stock and options to purchase ADL shares. These individuals may have conflicts of interest with respect to decisions involving business opportunities, our business relations with ADL and similar matters that may arise in the course of our business or the business of ADL. Conflicts, if any, could be resolved in a manner adverse to us and our stockholders.

We have potential tax liability as a member of ADL's consolidated group

   For all periods in which ADL owns 80% or more of both the voting power and value of our outstanding capital stock, we will be included in ADL's consolidated group for United States federal income tax purposes. If ADL fails to pay any of the group's required United States federal income taxes, we could be required to pay such taxes because each member of a consolidated group is liable for the United States federal income tax obligations of the group. In connection with the separation of our business from ADL, ADL incurred tax obligations of approximately $15.0 million (substantially all of which was for taxes other than United States federal income taxes). ADL has agreed to pay all United States federal income tax obligations relating to our business for periods prior to the completion of this offering. If ADL is unable to pay any United States federal income taxes for the year 2000, we could be required to pay such taxes as a member of ADL's consolidated group. See "Our Relationship with ADL--Tax Allocation Agreement."

We have potential liability to ADL for tax indemnification obligations

   Although it has no plan or arrangement to do so, ADL may in the future decide to distribute the shares of our capital stock that it owns to its shareholders in a spin-off transaction. We have agreed to indemnify ADL for any tax liability that ADL incurs as a result of our actions or omissions, whether before or after such a spin-off, that cause the spin-off distribution to be taxable for United States federal income tax purposes. If such a spin-off were taxable, ADL would incur United States federal income tax and possibly state income tax on the unrecognized built-in gain in the distributed shares based on the fair market value of the distributed shares at the time of the spin-off. If we were required to indemnify ADL in respect of this liability, our business would be immediately and substantially harmed.

ADL's control of our voting stock will reduce the influence of other stockholders and may lower the trading price of our stock

   Upon completion of this offering, ADL will own shares of our common stock representing approximately 96% of the voting power of our outstanding common stock. As a result, ADL will effectively control all matters affecting us. ADL's control over our business may have an adverse effect on the trading price of our Class A common stock. ADL currently intends to maintain ownership of at least 80% of the voting power of our outstanding common stock and we have agreed not to take, or fail to take, any action that would result in a reduction in ADL's ownership below that level. As long as ADL owns shares representing at least a majority of the voting power of our outstanding common stock, ADL will be able to unilaterally determine the outcome of all stockholder votes and investors in this offering will not be able to affect the outcome of any stockholder vote.

We depend on services and facilities provided and leased by third parties to ADL, and we may not have recourse against those third parties

   Many of the services and facilities that are provided to us by ADL under the terms of our agreements with ADL are provided or leased to ADL by third parties. As a result, in the event of a dispute between ADL and a third party vendor, we could lose access to, or the rights to use, as applicable, office space, personnel, corporate services and other operating assets. In such a case, we may have no recourse against the third party vendor. Our inability to use these services, facilities and operating assets for any reason, including any termination of the agreements between us and ADL or the agreements between ADL and third party vendors, could result in interruptions of our operations.

The trading price of our Class A common stock may be adversely affected by sales or the prospect of sales of our stock by ADL

   As long as ADL owns a substantial portion of our outstanding common stock, there will be a potential for sales of our stock into the public market by ADL. Following the offering, we will have 43,250,000 shares of common stock outstanding. Of these shares, the 7,250,000 shares sold in this offering will be freely tradeable. The remaining 36,000,000 shares, all of which are owned by ADL, are subject to a 180-day lock-up agreement. After expiration of the 180-day lock-up period, ADL will have the ability to sell shares of our Class A common stock into the public market pursuant to Rule 144 under the Securities Act, subject to volume and holding period limitations. In addition, ADL and its transferees will have the right to require us, on any five occasions beginning six months after completion of this offering, to register for sale any or all shares of our common stock held by them. Although there is currently no trading market for our shares of Class B common stock, all of which are owned by ADL, ADL could effectively require us to arrange for the shares of Class B common stock to be traded on NASDAQ or another securities exchange. Upon such an event, ADL's ability to sell shares of our common stock would be increased. Sales by ADL of our common stock, or the prospect of such sales in the future, may have an adverse effect on the trading price of our common stock.

                         Risks Related to Our Business

We do not have an independent operating history and our business may be harmed if we are unable to adequately address the risks generally encountered by newly-formed and rapidly growing companies

   We have been part of ADL since 1995 and have only operated as an independent
business entity since August   , 2000. As a newly-formed company, we are
subject to risks and uncertainties associated with implementing our business plan that are not typically encountered by mature companies with management teams and administrative personnel more experienced in operating an independent entity.




Our historical financial information may not be representative of our results as a separate company

   The historical financial information included in this prospectus does not reflect the actual operations of a separate company but has been derived from the consolidated financial statements of ADL using the historical results of operations and historical bases of the assets and liabilities as reflected in ADL's consolidated financial statements. This historical financial information may not accurately reflect what our financial condition, results of operations and cash flows would have been had we been a separate, stand-alone company during the periods presented. Our costs and expenses include allocations from ADL for centralized corporate services and regional infrastructure costs, including:

  .  legal

  .  accounting

  .  treasury

  .  facilities

  .  information technology

  .  sales and marketing

   The adjustments and allocations were determined on bases that we and ADL considered to be reasonable. However, we cannot assure you that these adjustments and allocations appropriately reflect our operations as if we had actually operated as a stand-alone entity during the periods presented.

Our historical financial information does not reflect additional costs we will incur following this offering and our separation from ADL

   Our operations will undergo substantial changes as a result of our separation from ADL. We will incur increased costs associated with our establishment as a stand-alone, publicly-traded company. In addition, as our agreements with ADL expire, we will no longer benefit from the economies of scale we enjoyed as a part of a much larger entity and we may incur additional costs as a result. These increased costs are not reflected in the historical financial information contained in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

If we are unable to attract, motivate and retain a growing staff of professionals we will be unable to maintain and grow our business

   Our revenue consists of fees for the services our professionals provide to our clients. As a result, the execution of our growth strategy depends on our significantly increasing the number of our professionals in the near future. If we are unable to maintain and increase our present number of professionals, our ability to serve our existing clients may be hindered and our growth will be limited. The professionals that we desire are highly talented and possess our targeted mix of industry experience and academic qualifications. Competition to employ these individuals is intense. We compete not only with other consulting firms, but also with companies in the TIME industries, financial and academic institutions and governments. Some of these competitors are able to offer combinations of compensation, quality of work and lifestyle that may be more attractive to potential employees than those we offer. Increased competition for suitable professionals may also result in higher labor costs, which could have an adverse effect on our operating results.

The loss of partner-level professionals and executive officers could adversely affect our business and competitive position

   We rely on the efforts, abilities, business generation capabilities and service-delivery skills of our partner-level professionals. We particularly depend on these individuals because personal relationships are a critical element of obtaining and maintaining our client engagements. We also depend upon the managerial, operational and administrative skills of our executive officers. The loss of any key individuals or their failure to perform at or above historical levels could affect our financial performance. We have experienced attrition among our partner-level professionals in the first six months of 2000, particularly in our United Kingdom and United States offices, where an aggregate of seven individuals have resigned during that period. This attrition has not had a material adverse effect our business.

Our profitability and growth may be limited if we are unable to develop sufficient awareness of the c-quential brand

   We believe that establishing and maintaining name recognition and a good reputation is critical to attracting and expanding our targeted client base, as well as attracting and retaining professionals. We have no experience in developing and building a brand name. If we fail to successfully promote and maintain our brand name, our level of profitability will decline and our growth may be limited. To promote our brand name, we plan to increase our marketing expenses, which will negatively impact our profitability. In addition, our brand may be closely associated with the business success or failure of some of our high-profile clients, many of whom are pursuing unproven business models in competitive markets. As a result, the failure or difficulties of one or more of our high-profile clients may damage our brand.

Our quarterly operating results may fluctuate as a result of seasonality

   We expect to experience seasonal fluctuations in revenue and expenses which may contribute to fluctuations in our quarterly operating results. In particular, we anticipate that our revenue and results of operations will be adversely affected during the third and fourth fiscal quarters of each year as a result of the reduction in business activity in Europe during August and December. In the year ended December 31, 1999, 68% of our revenue was derived from clients in Europe.

Our reported revenues may be negatively affected by currency exchange rates

   Exchange rates between the United States dollar, in which our results are and will be reported, and the local currency in the countries in which we provide many of our services may fluctuate from quarter-to-quarter.

Since we report our interim and annual results in United States dollars, we are subject to the risk of translation losses for reporting purposes. When the dollar appreciates against the applicable local currency in any reporting period, the actual earnings generated by our services in that country are diminished in the translation.

   For the year ended December 31, 1999, operations outside the United States accounted for approximately 86% of our revenues. If in the future, our foreign revenue and expense transactions are not denominated in the local currency and/or our foreign earnings are reinvested in a currency other than their functional currency, we will also be subject to the risk of transaction losses. We have not historically entered into hedging contracts or other derivative instruments to limit our exposure to currency fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                         Risks Related to Our Industry

We focus on serving companies in the TIME industries and changes in these industries could reduce our customer base or the use of outside consultants by companies in these industries

   We currently derive almost all of our revenues from client engagements within the TIME industries. Our growth will depend on trends in these industries, including:

  .  rapid technological advancements

  .  increased globalization of markets

  .  world-wide deregulation of the telecommunications industry

  .  increased competition

   We believe that these trends are creating much of the demand for our professional services. If these trends slow, our revenues may be less than we expect and our operating results may suffer.

Competition from both established and new competitors may result in the loss of market share and reduced profitability

   The market for providing professional services to the TIME industries is intensely competitive. We compete with general management consulting firms, the consulting practices of major accounting firms, and foreign, local and regional firms specializing in the TIME industries. We cannot assure you that we will be able to compete successfully with our existing competitors or new competitors, and our financial condition and results of operations will be adversely affected if we are unable to do so. Some of our competitors have formed strategic alliances with telecommunications and technology companies. We also compete with the internal resources of our clients and potential clients. There are low barriers of entry into our industry and this will encourage new competitors to enter our markets from time to time. Many of our competitors have greater brand name recognition and financial, technical and marketing resources than we do. Our current and potential competitors include the following:

  . strategic consulting firms (such as Bain & Company, Boston Consulting
    Group, Booz, Allen & Hamilton, Cluster and McKinsey & Co.)

  . accounting firms (such as Ernst & Young and PricewaterhouseCoopers)

  . information technology consulting firms (such as Andersen Consulting, Cap
    Gemini, Diamond Technology Partners and IBM Global Services)

  . technology consulting firms (such as PA Consulting, Scientific Generics and SRI)

  . Internet professional services firms (such as Razorfish, Sapient, Scient and US Interactive)

Actual and perceived conflicts of interest may constrain our growth

   Most of our revenue is derived from advising large companies in the TIME industries. The need to avoid actual and potential conflicts of interest may constrain our ability to obtain new clients or to obtain further work from our existing clients, and this could inhibit our growth. In the course of our engagements, we often obtain sensitive information about our clients.

   This information often includes:

  .  the clients' business and growth plans

  . strategic transactions being considered by our clients, including acquisitions of or joint ventures with other companies

  . competitive analyses prepared by our clients and plans to defeat the clients' competitors

Many of these clients expect us to demonstrate loyalty to their interests. When we commence an engagement for a client, we are sometimes requested to agree not to perform a similar engagement for a direct competitor of the client within its geographic area for a specified time period, generally one year. In addition, the regulations governing auctions for communications licenses often prohibit us from advising more than one bidder for a particular license. These factors will limit our ability to offer our services to companies, or parts of companies, that compete directly with existing clients. The number of large companies in the TIME industries is limited, and there is a trend towards consolidation through mergers and alliances that may have the effect of reducing this number further.

           Risks Related to the Securities Markets and This Offering

The trading price of our Class A common stock may be volatile and investors in our Class A common stock may experience substantial losses

   The trading price of our Class A common stock may be volatile. Our stock price could decline or fluctuate in response to a variety of factors. In addition, the stock market as a whole has recently experienced extreme price and volume fluctuations. General securities market conditions, as well as public announcements by companies in our industry regarding their performance or other factors, could lower the market price of our Class A common stock, regardless of our actual operating performance.





   In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management attention and resources.

We will have broad discretion over the use of the proceeds of this offering and you may not agree with how we use the proceeds of this offering

   Our management will have significant flexibility in applying the net proceeds of this offering and may use the net proceeds in ways with which stockholders disagree. Management's failure to effectively apply these proceeds could have an adverse effect on our ability to implement our business strategy.

                       Risks Related to Legal Uncertainty


Provisions of Delaware law and of our charter and by-laws may make a takeover more difficult

   Provisions in our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt which is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Our certificate of incorporation provides for a staggered board of directors, which makes it difficult for stockholders to change the composition of the board of directors in any one year. Additional anti-takeover provisions include limitations on actions by our stockholders by written consent and the right of our board of directors to issue preferred stock without stockholder approval, which would allow the stock ownership of a potential acquiror to be diluted. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management and board of directors. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Our Relationship with ADL" and elsewhere. These forward-looking statements include statements about the following:

  . implementing our business strategy

  . managing our growth

  . our relationship with ADL

  . other statements that are not historical facts

   In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements. Before you invest in our Class A common stock, you should be aware that the occurrence of the events described under the caption "Risk Factors" and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

   We estimate that the net proceeds from our sale of 7,250,000 shares of Class A common stock in this offering will be approximately $90.195 million, at an assumed initial public offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

   We estimate that approximately $40 million of the net proceeds will be used to repay debt of ADL and its subsidiaries, $40 million of which we have assumed. This debt matures on June 1, 2001 and bears interest at variable rates, which ranged from 9.63% to 10.00% as of May 1, 2000. The maturities of this debt accelerate to December 31, 2000 as a result of this offering. Accordingly, these terms are not indicative of the repayment of $40 million of such debt by c-quential which is expected to occur immediately after closing of this offering. The remaining $50.195 million in net proceeds from this offering will be used to reimburse ADL for its internal costs related to this offering of approximately $2.0 million, and to support the working capital requirements and capital expenditures associated with our anticipated growth, including:

  . approximately $9.2 million for increased recruiting efforts

  . approximately $7.0 million for marketing initiatives associated with promoting our brand



   We also intend to apply proceeds of this offering to facilities and expansion activities and potential acquisitions or strategic investments, although we can not at this time estimate the amounts to be spent on such initiatives. Until allocated for specific use, we will invest these proceeds in government securities and other short-term, investment-grade securities.

                                DIVIDEND POLICY

   We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future.

   Payment of cash dividends after the offering, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2000:

  . the pro forma basis reflects the formation of c-quential, the transfer from ADL to us of ADL's TIME industries-focused consulting practice in exchange for shares of our Class A and Class B common stock and our assumption of $40 million of debt from ADL

  . the pro forma, as adjusted basis reflects the sale of the 7,250,000 shares of Class A common stock in this offering at an assumed initial public offering price of $14.00 per share, after the deduction of estimated underwriting discounts and commissions, and our estimated offering expenses and the repayment of the $40 million of debt assumed from ADL

   You should read this information in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus.

                                                       As of March 31, 2000
                                                   -----------------------------
                                                                     Pro Forma,
                                                   Actual Pro Forma  As Adjusted
                                                   ------ ---------  -----------
                                                   (in thousands, except share
                                                              data)
Cash and cash equivalents......................... $   49 $     49     $50,244
                                                   ====== ========     =======
Debt assumed from ADL............................. $  --  $ 40,000     $   --
TIME Practice/Stockholders' equity (deficit):
  Preferred stock, par value $0.01 per share;
   25,000,000 shares authorized, no shares issued
   or outstanding pro forma or pro forma, as
   adjusted.......................................    --       --          --
  Class A common stock, par value $0.01 per share;
   200,000,000 shares authorized, 18,000,000
   shares issued and outstanding pro forma; and
   25,250,000 shares issued and outstanding pro
   forma, as adjusted.............................    --       180         253
  Class B common stock, par value $0.01 per share;
   50,000,000 shares authorized, 18,000,000 shares
   issued and outstanding pro forma; and
   18,000,000 shares issued and outstanding pro
   forma, as adjusted.............................    --       180         180
  Additional paid-in capital (deficit)............    --   (37,071)     53,051
  ADL's net equity investment.....................  3,289      --          --
                                                   ------ --------     -------
    TIME Practice/Stockholders' equity (deficit)..  3,289  (36,711)     53,484
                                                   ------ --------     -------
      Total capitalization........................ $3,289 $  3,289     $53,484
                                                   ====== ========     =======

                                    DILUTION

   Our pro forma net tangible book value at March 31, 2000 was approximately $(40.5) million or $(1.13) per share. Pro forma net tangible book value per share is determined by dividing our pro forma tangible net worth, which is total pro forma tangible assets less total pro forma liabilities after giving effect to the formation of c-quential and the transfer from ADL to us of ADL's TIME industries-focused consulting practice and our assumption of $40 million of ADL debt as though such transactions had occurred as of March 31, 2000, by the number of shares of common stock outstanding immediately before this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our Class A common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of 7,250,000 shares of Class A common stock in this offering at an assumed initial public offering price of $14.00 per share and after deducting an assumed underwriting discount and estimated offering expenses payable by us, our pro forma, as adjusted net tangible book value at March 31, 2000 would have been approximately $49.7 million or $1.15 per share.

   This represents an immediate increase in pro forma net tangible book value of $2.28 per share to our existing stockholder and an immediate dilution in pro forma net tangible book value of $12.85 per share to new investors purchasing shares of Class A common stock in this offering. The following table illustrates this dilution per share:

   Assumed initial public offering price per share.............         $14.00
                                                                        ------
   Pro forma net tangible book value per share as of March 31,
    2000....................................................... $(1.13)
                                                                ------
   Increase in pro forma book value per share attributable to new investors.............................................. $ 2.28
                                                                ------
   Pro forma, as adjusted net tangible book value per share
    after this offering........................................         $ 1.15
                                                                        ------
   Dilution in pro forma net tangible book value per share to
    new investors..............................................         $12.85
                                                                        ======

   The discussion and table above assume no options outstanding under our 2000
Stock Option and Incentive Plan. As of       , there were     shares of Class A
common stock reserved for grant under our 2000 Stock Option and Incentive Plan, although no options have been granted under this plan. To the extent that any options are granted and exercised, there will be further dilution to new investors.

   The following table sets forth, as of March 31, 2000 on a pro forma, as adjusted basis described above, the difference between the number of shares of Class A common stock purchased from us, the par value per share of common stock paid by our existing stockholder and by the new investors in this offering at an assumed initial public offering price of $14.00 per share before deducting the estimated underwriting discounts and commissions and offering expenses.

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholder...... 36,000,000   83%   $    360,000   0.4%     $ 0.01
New investors.............  7,250,000   17%    101,500,000  99.6%      14.00
                           ----------  ----   ------------  -----
  Total................... 43,250,000  100%   $101,860,000   100%
                           ==========  ====   ============  =====

   If the underwriters fully exercise their over-allotment option, the following will occur:

  . the number of shares of common stock held by our existing stockholder will decrease to approximately 81% of the total number of shares of common stock outstanding

  . the number of shares held by new investors will be increased to 8,338,000 shares, or approximately 19% of the total number of shares of our common stock outstanding after this offering

                            SELECTED FINANCIAL DATA

   The following selected statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data for the three months ended April 2, 1999 and March 31, 2000 and the balance sheet data as of March 31, 2000, have been derived from our unaudited condensed financial statements included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our unaudited financial statements that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The historical results presented are not necessarily indicative of the results to be expected for any future period. The selected financial data should be read in conjunction with our financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                 Year Ended December 31,              Three Months Ended
                         ----------------------------------------  -------------------------
                                                                      April 2,     March 31,
                          1995    1996    1997    1998     1999         1999         2000
                         ------- ------- ------- ------- --------  --------------- ---------
                                      (in thousands)
Statement of Operations
 Data:
 Professional service
  revenue............... $48,370 $55,483 $61,156 $76,831 $106,580      $26,494      $29,058
 Costs of services:
  Direct costs of
   services.............  14,655  15,513  18,515  24,145   36,014        8,351       11,293
  Arthur D. Little, Inc.
   subcontract costs....  17,967  20,951  20,111  23,126   26,138        7,117        3,494
                         ------- ------- ------- ------- --------      -------      -------
    Total costs of
     services...........  32,622  36,464  38,626  47,271   62,152       15,468       14,787
                         ------- ------- ------- ------- --------      -------      -------
 Gross profit...........  15,748  19,019  22,530  29,560   44,428       11,026       14,271
 Selling, general and
  administrative
  expenses..............  11,345  13,013  14,344  19,745   27,294        6,919        8,970
                         ------- ------- ------- ------- --------      -------      -------
 Income before taxes....   4,403   6,006   8,186   9,815   17,134        4,107        5,301
 Provision for income
  taxes.................   1,717   2,342   3,193   3,730    6,340        1,520        2,120
                         ------- ------- ------- ------- --------      -------      -------
 Net income............. $ 2,686 $ 3,664 $ 4,993 $ 6,085 $ 10,794      $ 2,587      $ 3,181
                         ======= ======= ======= ======= ========      =======      =======
                                    As of December 31,             As of March 31,
                         ----------------------------------------  ---------------
                          1995    1996    1997    1998     1999         2000
                         ------- ------- ------- ------- --------  ---------------
                                              (in thousands)
Balance Sheet Data:
 Cash and cash
  equivalents........... $   --  $   --  $   --  $   --  $    304      $    49
 Working capital
  (deficit).............     --      --      --      --      (453)        (564)
 Total assets...........  11,519  12,071  14,040  16,591   28,433       30,775
 TIME Practice equity ..     --      --      --      --     3,595        3,289

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion together with "Selected Financial Data," our financial statements and the notes to those financial statements included elsewhere in this prospectus. The historical financial information included in this prospectus has been derived from the historical consolidated financial statements of ADL. In addition to historical information, this discussion contains forward-looking information that involves risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in such forward-looking information due to competitive factors, risks associated with our growth strategy and other factors, including those discussed under "Risk Factors" and elsewhere in this prospectus.

Overview and Arrangements with ADL

   The business to be operated by c-quential following this offering has historically operated as part of ADL's Global Management Consulting business. Founded in 1886, ADL is a privately-held global consulting firm with more than 50 offices worldwide. During the year ended December 31, 1999, ADL had consolidated professional service revenue of $473 million (including professional service revenue earned by its TIME industries-focused consulting practice and reflected as professional service revenue of c-quential in the financial statements contained in this prospectus). We began using the c-quential name in July 2000. On August , 2000, ADL transferred its TIME industries-focused consulting practice to a newly-formed entity, c-quential, Inc., which became the successor to this practice. The practice transferred to c-quential consists primarily of the consulting professionals who service clients in the TIME industries and the business relationships of these professionals as well as the grant of a license to intellectual property rights used in the c-quential business and work that has been contracted for but not yet completed. Also on August , 2000, we entered into agreements related to our future relationship with ADL. These agreements will provide, among other things, that:

  . in the event that we utilize ADL professionals on our client engagements or ADL utilizes our professionals on ADL client engagements, the party utilizing such professionals will pay the other party 85% of the standard billing rate for the services provided by the subcontracted professionals

  . ADL will provide us, and we will provide ADL, with a variety of administrative and corporate services for three years following this offering, subject to the right of each party to terminate the agreement upon 120 days' notice, at a rate equal to the actual cost of providing such services

  . ADL will grant us a license to use space in ADL-leased real property related to our business for the term of the underlying ADL master lease at a rate equal to ADL's actual cost of leasing such space

  . we will pay ADL an amount equal to the United States federal income taxes that we would have been obligated to pay, and ADL will pay us an amount equal to any United States federal income tax refund that we would have received, in each case had we not been part of ADL's consolidated group, and similar payments between ADL and us will be made with respect to other taxes reported by ADL and us on a consolidated, combined or unitary basis

   We may also negotiate new or revised arrangements with various third parties. We cannot assure you that the terms we will be able to negotiate with these third parties will be as favorable as those contained in our agreements with ADL, nor can we assure you that the terms contained in our agreements with ADL are as favorable as those we may have been able to negotiate with unaffiliated third parties. In addition, as part of ADL, we have historically benefited from various economies of scale including shared global administrative functions and facilities. We expect that our costs may increase as a result of the loss of these economies of scale as we renegotiate and enter into new arrangements.

Our Business

   Revenue. Our revenue consists of fees for professional services rendered to our clients. We provide substantially all of our services on a time and materials basis. Prior to commencement of a client engagement, we estimate the total fees for the engagement based on its expected scope, our anticipated staffing requirements and the expected level of client involvement. We recognize revenue as services are performed in accordance with the terms of the client engagement. Once revenue for a particular engagement reaches the amount at which our fees were originally estimated, we cease recognizing revenue on that engagement unless and until we are able to receive approval from the client to continue billing. We include in our revenue amounts attributable to subcontractors working on our client engagements. Revenue attributable to subcontractors was $26.3 million, $30.1 million and $36.7 million, respectively, in 1997, 1998 and 1999. The most significant subcontractor was ADL at 90.1%, 90.2 % and 83.7% of total subcontractor revenue in 1997, 1998 and 1999, respectively. ADL subcontractors generated 38.7%, 35.4% and 28.9% of total revenue for c-quential in 1997, 1998 and 1999, respectively. From a staffing perspective, c-quential would have needed approximately 115 additional full-time professionals during 1999 in order to deliver the same amount of revenue without utilizing ADL subcontractors. Our revenue excludes reimbursable expenses charged to clients.

   We make provisions for estimated uncollectible amounts based on a monthly case by case review. Although from time to time we have been required to make revisions to our accounts receivable based on our monthly reviews, to date none of these revisions has had a material adverse effect on our financial condition, liquidity or results of operations.

   Our revenue is earned in many countries using different currencies, but we report our revenue in United States dollars. As a result, fluctuations in currency exchange rates may lead to fluctuations in our reported revenue. Revenue is assigned to specific geographic regions based on the location of the office responsible for securing the contract.

   We typically invoice for an advance payment from our clients upon commencement of an engagement, with additional billings on a monthly basis or upon attainment of engagement milestones. We regularly analyze our fees for services to ensure that they are competitive within the industry.

   Cost Structure. Direct costs of services consist primarily of payroll and fringe benefits costs for our professionals and independent (non ADL-related) consultants. ADL subcontract costs consist of the fees we pay to ADL when we utilize their professionals on our client engagements. Under our agreements with ADL, we pay ADL 85% of the standard billing rate for the services provided by the subcontracted professionals. We anticipate that we will continue to use a material number of ADL professionals on our client engagements in the near future as we focus on expanding our internal professional staff. As the size of our professional staff increases, our use of ADL professionals, and thus our ADL subcontract costs, will decrease, while our direct costs of services will increase.

   Selling, general and administrative expenses have historically consisted of direct costs and allocations from ADL of costs associated with business development and support of our client-serving professionals. These costs include: professional development and recruiting costs; expenses associated with sales and marketing initiatives; operational, finance and information systems costs; and facilities and other administrative expenses. After this offering, selling, general and administrative expenses will also include costs associated with operating as a public company and amounts payable to ADL under our agreements with ADL, including the cost of administrative and corporate services and leasing of real and personal property. The agreements that we have entered into with ADL will result in c-quential incurring expenses substantially equivalent to those reflected in c-quential's historical financial statements. See "Our Relationship With ADL."

   In deriving our historical financial statements from ADL's consolidated financial statements, we considered ADL professionals who charged 70% or more of their billable hours to TIME industries-related engagements during any year to be c-quential staff for that year. Direct costs of services represent the total employment costs of these individuals as well as the cost of independent subcontractors on TIME industries-related client engagements. ADL subcontract costs represent 85% of the gross revenue at standard billing rates generated on TIME industries-related client engagements by ADL professionals who were not considered to be c-quential staff for the applicable year. Bid and proposal costs for TIME industries-related client engagements as well as overhead costs directly attributable to those individuals deemed to be c-quential staff were included in the c-quential financial statements. The remaining ADL overhead and infrastructure costs were allocated between ADL and c-quential. Specifically, a portion of ADL's regional infrastructure costs were allocated to c-quential on the basis of c-quential direct employee compensation in the various jurisdictions as a percentage of the total

ADL consolidated direct employee compensation in those same jurisdictions. In addition, c-quential was charged a trademark license fee based on a percentage of revenue basis for use of the "Arthur D. Little, Inc." name. We will not be charged a trademark license fee in the future for use of the "Arthur D. Little, Inc." name, although our agreements with ADL permit us to use the Arthur D. Little, Inc. name for five years following the offering.

   As of March 31, 2000 we had a total professional staff of 325 employees. We regularly analyze our costs to determine whether compensation we pay to our professionals is consistent and competitive with that paid in the industry and whether our overhead costs are comparable to those of our competitors. We manage activities of our professionals by closely monitoring engagement schedules and staffing requirements for new engagements. While the total number of professional staff must be adjusted to reflect active engagements, we must maintain a sufficient number of senior professionals to oversee existing client engagements and participate in our sales efforts to secure new client assignments.

   Prior to this offering, selected ADL professionals terminated their employment with ADL and formally became c-quential employees. Selected ADL administrative staff members also became our employees. We expect that ADL will continue to make its professionals available to us on an as needed basis, although we will endeavor to reduce our dependence on ADL through an aggressive recruitment program as well as through selective potential acquisitions.

   Variability of Operating Results. Our revenue and operating results are difficult to predict and may vary significantly from quarter to quarter and year to year due to a number of factors. These fluctuations may be significant since, for example, a substantial portion of our revenues are derived in Europe, where it is customary to have extended holidays during August and December. Further, it is difficult for us to forecast accurately the frequency and duration of our client engagements. We incur expenses, which are mainly fixed expenses, based on our expectations concerning our future revenue stream. We may not be able to adjust our spending in a timely manner to compensate for any shortfall in our projected revenues. In the event of such a shortfall, our expenses as a percentage of our revenue would increase and thus our gross margins would decline. Our quarterly operating results may not meet the expectations of analysts or investors. This may cause a decline in the market price of our common stock.

   Historical Operating Results May Not Reflect Future Operating Results. The historical financial information presented in this prospectus is not necessarily indicative of what our financial position, results of operations or cash flows may be in the future, nor is it necessarily indicative of what our financial condition, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented. The financial information presented in this prospectus does not include pro forma adjustments to reflect potential increases in costs that may occur as a result of our separation from ADL and the implementation of our business plan. Such cost increases may result from:

  . significant increases in compensation expense associated with our recruiting and retention initiatives

  .  increased costs relating to reduced economies of scale

  . increased marketing expenses associated with building a brand identity separate from ADL

  . increased costs associated with operating as a stand-alone, publicly-traded company

   We intend to expand our professional staff through an aggressive recruiting campaign. As the size of our professional staff grows, we expect that our use of ADL subcontractors on our client engagements will decrease. As a result, we expect that our ADL subcontract costs will decrease and our direct costs of services will increase.

   As of January 31, 1999, ADL acquired the 72% of Contactica Limited and Contactica Asia Limited which it did not already own for $4.5 million. The aggregate purchase price of the shares exceeded the fair value of the net assets at the date of the acquisition by approximately $4.6 million. These shares of Contactica Limited and Contactica Asia Limited were transferred by ADL to c-quential on August , 2000. The resulting goodwill is being amortized by c-quential on a straight-line basis over seven years.

Basis of Presentation

   Our historical financial statements have been derived from the consolidated financial statements of ADL using the historical results of operations and historical bases of the assets and liabilities as reflected in ADL's consolidated financial statements. The financial statements also include allocations to us of ADL regional administrative and corporate expenses, including human resources, legal, accounting, treasury, facilities, information technology, marketing and other ADL corporate services and infrastructure costs. The expense allocations have been determined on bases that we and ADL considered to be reasonable estimates of the utilization of the services provided to us or the benefit received by us. Specifically, a portion of ADL's regional infrastructure costs are allocated to us on the basis of our direct employee compensation in the various jurisdictions as a percentage of the total ADL consolidated direct employee compensation in those same jurisdictions. The agreements that we have entered into with ADL for transitional services have cost allocation terms that we believe are consistent with these allocation methodologies.

   In this section, we discuss revenue by geographical regions. For this purpose, we refer to the United States and Canada as "North America," and South America and Central America, including Mexico, as "Latin America."

Results of Operations

   The following table sets forth, as a percentage of revenue, selected statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the three months ended April 2, 1999 and March 31, 2000:

                                              Year Ended        Three Months
                                            ----------------       Ended
                                             December 31,     ----------------
                                                              Apr. 2, Mar. 31,
                                            1997  1998  1999    1999    2000
                                            ----  ----  ----  ------- --------
Statement of Operations Data:
Professional service revenue...............  100%  100%  100%   100%     100%
Costs of services:
  Direct costs of services.................   30    31    34     31       39
  Arthur D. Little, Inc. subcontract
   costs...................................   33    30    24     27       12
                                            ----  ----  ----   ----     ----
Gross profit...............................   37    39    42     42       49
Selling, general and administrative
 expenses..................................   24    26    26     26       31
                                            ----  ----  ----   ----     ----
Income before taxes........................   13    13    16     16       18
Provision for income taxes.................    5     5     6      6        7
                                            ----  ----  ----   ----     ----
Net income.................................    8%    8%   10%    10%      11%
                                            ====  ====  ====   ====     ====

Three Months Ended March 31, 2000 Compared to Three Months Ended April 2, 1999

   Revenue. Our revenue increased $2.6 million, or 9.7%, to $29.1 million for the three months ended March 31, 2000 from $26.5 million for the three months ended April 2, 1999. The revenue growth was due to an increase in the number of active client engagements in European and Asia Pacific locations, partially offset by period-to-period decline in North America, Latin America and other international locations.

                                         Three Months
                                             Ended
                                       -----------------
                                       Apr. 2,  Mar. 31,
                Region                   1999     2000   Change   Percent Change
                ------                 -------- -------- -------  --------------
                                              (in thousands, unaudited)
Europe................................ $ 17,380 $ 22,174 $ 4,794       27.6%
Asia Pacific..........................    2,804    3,392     588       21.0%
North America.........................    4,004    2,475  (1,529)     (38.2%)
Latin America.........................    1,133      921    (212)     (18.7%)
Other.................................    1,173       96  (1,077)     (91.8%)
                                       -------- -------- -------      -----
Total revenue......................... $ 26,494 $ 29,058 $ 2,564        9.7%
                                       ======== ======== =======      =====



   Revenue from outside North America increased $4.1 million, or 18.2%, to $26.6 million for the three months ended March 31, 2000 from $22.5 million for the three months ended April 2, 1999. As a percentage of total revenue, revenue from outside North America was 91.5% for the three months ended March 31, 2000, an increase from 84.9% for the three months ended April 2, 1999. Revenue from European locations increased $4.8 million, or 27.6%, to $22.2 million for the three months ended March 31, 2000 from $17.4 million for the three months ended April 2, 1999. As a percentage of total revenue, revenue from European locations was 76.3% for the three months ended March 31, 2000, an increase from 65.6% for the three months ended April 2, 1999. The increase in the European region was primarily attributable to revenue increases of $1.7 million in the United Kingdom, $1.4 million in each of Austria and France and $0.9 million in Spain, partially offset by a decrease of $1.0 million in Germany. The number of active projects in the European region increased by 68, or 45.9%, from 148 to 216.

   Revenue from the Asia Pacific region increased $0.6 million, or 21.0%, to $3.4 million for the three months ended March 31, 2000 from $2.8 million for the three months ended April 2, 1999. As a percentage of total revenue, revenue from the Asia Pacific region was 11.7% for the three months ended March 31, 2000, an increase from 10.6% for the three months ended April 2, 1999. The revenue increase in the Asia Pacific region was attributable to Contactica Asia, which was acquired at the end of January 1999 and therefore contributed revenue during just two of the three months ended April 2, 1999 as compared to the full three months ended in March 31, 2000. Revenue from North America decreased $1.5 million, or 38.2%, to $2.5 million for the three months ended March 31, 2000 from $4.0 million for the three months ended April 2, 1999. As a percentage of total revenue, revenue from North America was 8.5% for the three months ended March 31, 2000, a decrease from 15.1% for the three months ended April 2, 1999. The decrease in North America was the result of the completion of several assignments coupled with the closing of several large contracts for which work did not commence until after March 31, 2000.

   Revenue from the Latin America region decreased $0.2 million, or 18.7%, to $0.9 million for the three months ended March 31, 2000 from $1.1 million for the three months ended April 2, 1999. As a percentage of total revenue, revenue from the Latin America region was 3.2% for the three months ended March 31, 2000, a decrease from 4.3% for the three months ended April 2, 1999. The decrease in the Latin America region was attributable to the completion of a $0.3 million client engagement in Brazil during the three months ended April 2, 1999. Revenue from all other international regions decreased $1.1 million, or 91.8%, to $0.1 million for the three months ended March 31, 2000 from $1.2 million for the three months ended April 2, 1999. As a percentage of total revenue, revenue from all other international regions was 0.3% for the three months ended March 31, 2000, a decrease from 4.4% for the three months ended April 2, 1999.

   Costs of Services. Total costs of services decreased $0.7 million, or 4.4%, to $14.8 million for the three months ended March 31, 2000 from $15.5 million for the three months ended April 2, 1999. Direct costs of services, which includes direct employment costs and non-ADL subcontract costs, increased $2.9 million, or 35.2%, to $11.3 million for the three months ended March 31, 2000 from $8.4 million for the three months ended April 2, 1999. ADL subcontract costs decreased $3.6 million, or 50.9%, to $3.5 million for the three months ended March 31, 2000 from $7.1 million for the three months ended April 2, 1999. The increase in direct costs of services was due to direct employment costs, which increased $2.5 million, or 32.8%, to $10.3 million for the three months ended March 31, 2000 from $7.8 million for the three months ended April 2, 1999. This was attributable to the increase in the number of ADL professionals who charged more than 70% of their billable hours to TIME industries-related engagements and were thus deemed to be c-quential professionals, as well as to compensation expense related to Contactica. Direct full-time equivalent staff increased 26.2% to 318 at the end of March 2000 from 252 at the end of December 1999.

   Non-ADL subcontract costs increased $0.4 million, or 68.7%, from the three months ended April 2, 1999 to the three months ended March 31, 2000, comprising 13.3% of the period-to-period increase in direct costs of services. The increase in professional staff (and to a lesser extent the increase in non-ADL subcontractors) coupled with the decrease in ADL subcontract costs resulted in a 7.5% decrease in costs of services as a percentage of revenue for the three months ended March 31, 2000 when compared to the three months ended April 2, 1999. We expect that our direct costs of services will increase following this offering as our compensation expenses rise in connection with the planned expansion of our professional staff. As our professional staff increases, we expect our use of ADL subcontractors to be reduced, thus decreasing our ADL subcontract costs as a percentage of revenue.

   Gross Profit. Gross profit increased $3.2 million, or 29.4%, to $14.3 million for the three months ended March 31, 2000 as compared to $11.0 million for the three months ended April 2, 1999. As a percentage of revenue, gross profit was 49.1% for the three months ended March 31, 2000 compared to 41.6% for the three months ended April 2, 1999. The increase in gross profit was principally due to the increase in the percentage of revenue attributable to professionals who charged more than 70% of their billable hours to TIME industries-related engagements, which accounted for $3.6 million in increased gross profit.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.1 million, or 29.6%, to $9.0 million for the three months ended March 31, 2000 from $6.9 million for the three months ended April 2, 1999. Selling, general and administrative expenses increased as a result of additional costs allocated to us from increased staffing, an additional month of Contactica expenses and increased training costs. The primary component of our selling, general and administrative expenses is the allocation of regional and corporate infrastructure costs from ADL, which totaled $5.4 million for the three months ended March 31, 2000 and $4.2 million for the three months ended April 2, 1999. As a percentage of revenue, selling, general and administrative expenses increased to 30.9% for the three months ended March 31, 2000 from 26.1% for the three months ended April 2, 1999. We expect that our selling, general and administrative expenses will increase following this offering as we incur costs associated with our establishment as a stand-alone, publicly-traded company as well as costs associated with increasing support necessary for our expanding professional staff.

   Provision for Income Taxes. Our tax provision increased $0.6 million, or 39.5%, to $2.1 million for the three months ended March 31, 2000 from $1.5 million for the three months ended April 2, 1999. Our effective tax rate was 40.0% for the three months ended March 31, 2000, an increase from 37% for the three months ended April 2, 1999. The increase in the effective tax rate was due to a greater concentration of profitable business in countries with relatively high tax rates.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenue. Our revenue increased $29.7 million, or 38.7%, to $106.6 million for the year ended December 31, 1999 from $76.8 million for the year ended December 31, 1998. The revenue growth resulted in part from a 25.5% increase in the total number of client engagements. In addition, our Contactica subsidiary, which ADL acquired at the end of January 1999, generated revenue of $4.3 million for the eleven-month period ended December 31, 1999, representing 14.5% of the $29.7 million of revenue growth from the year ended December 31, 1998 to the year ended December 31, 1999.

                                                 Year Ended
                                                December 31,
                                              ----------------          Percent
                   Region                      1998     1999   Change   Change
                   ------                     ------- -------- -------  -------
                                                 (in thousands, unaudited)
Europe....................................... $48,770 $ 72,917 $24,147    49.5%
Asia Pacific.................................   5,747   12,350   6,603   114.9%
North America................................  12,671   14,527   1,856    14.6%
Latin America................................   7,434    3,983  (3,451)  (46.4%)
Other........................................   2,209    2,803     594    26.9%
                                              ------- -------- -------   -----
Total revenue................................ $76,831 $106,580 $29,749    38.7%
                                              ======= ======== =======   =====

   Revenue from North America increased $1.9 million, or 14.6%, to $14.5 million for the year ended December 31, 1999 from $12.7 million for the year ended December 31, 1998. As a percentage of total revenue, revenue from North America was 13.6% for the year ended December 31, 1999, a decrease from 16.5% for the year ended December 31, 1998. Revenue from outside North America increased $27.9 million, or 43.5%, to $92.1 million for the year ended December 31, 1999 from $64.2 million for the year ended December 31, 1998. As a percentage of total revenue, revenue from outside North America was 86.4% for the year ended December 31, 1999, an increase from 83.5% for the year ended December 31, 1998. Revenue from European locations increased $24.1 million, or 49.5%, to $72.9 million for the year ended December 31, 1999 from $48.8 million for the year ended December 31, 1998. As a percentage of total revenue, revenue from European locations was 68.4% for the year ended December 31, 1999, an increase from 63.5% for the year ended December 31, 1998. Increases in the European region were widespread and led by Portugal, the United Kingdom, Sweden, Switzerland and the Netherlands. Revenue from the Asia Pacific region increased $6.6 million, or 114.9%, to $12.4 million for the year ended December 31, 1999 from $5.7 million for the year ended December 31, 1998. As a percentage of total revenue, revenue from the Asia Pacific region was 11.6% for the year ended December 31, 1999, an increase from 7.5% for the year ended December 31, 1998. This increase was due to the addition of several new large client engagements in that region. Revenue from the Latin America region decreased $3.5 million, or 46.4%, to $4.0 million for the year ended
December 31, 1999 from $7.4 million for the year ended December 31, 1998 due to the completion of a number of large engagements in the prior year. As a percentage of total revenue, revenue from the Latin America region was 3.7% for the year ended December 31, 1999, a decrease from 9.7% for the year ended December 31, 1998. Revenue from all other international regions increased $0.6 million, or 26.9%, to $2.8 million for the year ended December 31, 1999 from $2.2 million for the year ended December 31, 1998. As a percentage of total revenue, revenue from all other international regions was 2.6% for the year ended December 31, 1999, a slight decrease from 2.9% for the year ended December 31, 1998.

   Costs of Services. Total costs of services increased $14.9 million, or 31.5%, to $62.2 million for the year ended December 31, 1999 from $47.3 million for the year ended December 31, 1998. Direct costs of services, which includes direct employment costs and non-ADL subcontract costs, increased $11.9 million, or 49.2%, to $36.0 million for the year ended December 31, 1999 from $24.1 million for the year ended December 31, 1998. ADL subcontract costs increased $3.0 million, or 13.0%, to $26.1 million for the year ended December 31, 1999 from $23.1 million for the year ended December 31, 1998, although ADL subcontract costs decreased as a percentage of revenue from 30.1% for the year ended December 31, 1998 to 24.5% for the year ended December 31, 1999.

   The increase in direct costs of services was due to direct employment costs which increased 43.3% to $31.9 million for the year ended December 31, 1999 from $22.3 million for the year ended December 31, 1998 and non-ADL subcontract costs which increased $2.2 million, or 119.1%, from $1.9 million for the year ended December 31, 1999 to $4.1 million over the same period in 1998. Direct employment costs increased as the number of ADL professionals who charged more than 70% of their billable hours to TIME industries-related engagements increased and were thus deemed to be c-quential professionals. Direct full-time equivalent staff increased 46.7% to 252 at the end of December 1999 from 172 at the end of December 1998. Included in the increase in full-time equivalent staff at the end of December 1999 were 19 employees of Contactica, which ADL acquired in January 1999. The acquisition of Contactica accounted for $3.4 million, or 28.3%, of the increase in direct costs and 23.8% of the increase in staff size.

   Gross Profit. Gross profit increased $14.9 million, or 50.3%, to $44.4 million for the year ended December 31, 1999 from $29.6 million for the year ended December 31, 1998. As a percentage of revenue, gross profit was 41.7% for the year ended December 31, 1999 compared to 38.5% for the year ended
December 31, 1998. The increase in gross profit was principally due to the volume of services delivered by the larger c-quential staff, which accounted for $12.7 million, or 85.8%, of the change from the prior year and increased utilization, which accounted for $0.8 million, or 5.2%, of the change.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $7.5 million, or 38.2%, to $27.3 million for the year ended December 31, 1999 from $19.7 million for the year ended December 31, 1998. Selling, general and administrative expenses increased primarily as a result of $5.2 million of additional costs allocated to us as a result of increased staffing and $1.7 million in operating costs incurred by Contactica since ADL acquired it at the end of January 1999. As a percentage of revenues, selling, general and administrative expenses decreased slightly to 25.6% for the year ended December 31, 1999 from 25.7% for the year ended December 31, 1998. The primary component of our selling, general and administrative expenses is the allocation of regional and corporate infrastructure costs from ADL, which totaled $15.9 million for the year ended December 31, 1999 and $12.5 million for the year ended December 31, 1998.

   Provision for Income Taxes. Our tax provision increased $2.6 million, or 70.0%, to $6.3 million for the year ended December 31, 1999 from $3.7 million for the year ended December 31, 1998. Our effective tax rate for the year ended December 31, 1999 was 37.0%, a slight decrease from our effective tax rate of 38.0% for the year ended December 31, 1998. Income taxes have been calculated as if c-quential were a stand-alone entity. The decrease in our effective tax rate was due to a greater concentration of profitable business in countries with relatively low tax rates.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenue. Our revenue increased $15.7 million, or 25.6%, to $76.8 million for the year ended December 31, 1998 from $61.2 million for the year ended December 31, 1997. The revenue increase resulted primarily from higher average billings per engagement. These higher billings were a result of more complex and labor intensive engagements.

                                                 Year Ended
                                                December 31,
                                               ---------------          Percent
                    Region                      1997    1998   Change   Change
                    ------                     ------- ------- -------  -------
                                                  (in thousands, unaudited)
Europe........................................ $31,240 $48,770 $17,530    56.1%
Asia Pacific..................................   8,851   5,747  (3,104)  (35.1%)
North America.................................  10,863  12,671   1,808    16.6%
Latin America.................................   8,719   7,434  (1,285)  (14.7%)
Other.........................................   1,483   2,209     726    49.0%
                                               ------- ------- -------   -----
  Total revenue............................... $61,156 $76,831 $15,675    25.6%
                                               ======= ======= =======   =====

   Revenue from North America increased $1.8 million, or 16.6%, to $12.7 million for the year ended December 31, 1998 from $10.9 million for the year ended December 31, 1997. As a percentage of total revenue, revenue from North America was 16.5% for the year ended December 31, 1998, a decrease from 17.8% for the year ended December 31, 1997. Revenue from locations outside North America increased $13.9 million, or 27.6%, to $64.2 million for the year ended December 31, 1998 from $50.3 million for the year ended December 31, 1997. As a percentage of total revenue, revenue from locations outside North America was 83.5% for the year ended December 31, 1998, a slight increase from 82.2% for the year ended December 31, 1997. Revenue from European locations increased $17.5 million, or 56.1%, to $48.8 million for the year ended December 31, 1998 from $31.2 million for the year ended December 31, 1997. As a percentage of total revenue, revenue from European locations was 63.5% for the year ended December 31, 1998, an increase from 51.1% for the year ended December 31, 1997. Increases in the European region were widespread and were led by the German, French, Spanish, Portuguese and Swiss markets. Revenue from the Asia Pacific region decreased $3.1 million, or 35.1%, to $5.7 million for the year ended December 31, 1998 from $8.9 million for the year ended December 31, 1997. As a percentage of total revenue, revenue from the Asia Pacific region was 7.5% for the year ended December 31, 1998, a decrease from 14.5% for the year ended December 31, 1997. Revenue from the Latin America region decreased $1.3 million, or 14.7%, to $7.4 million for the year ended December 31, 1998 from $8.7 million for the year ended December 31, 1997. As a percentage of total revenue, revenue from the Latin America region was 9.7% for the year ended December 31, 1998, a decrease from 14.3% for the year ended December 31, 1997. This decrease in the Asia Pacific and Latin America region was due to the completion of a number of large engagements in the prior year. Revenue from all other international regions increased $0.7 million, or 49.0%, to $2.2 million for the year ended December 31, 1998 from $1.5 million for the year ended December 31, 1997. As a percentage of total revenue, revenue from all other international regions was 2.9% for the year ended December 31, 1998, an increase from 2.4% for the year ended December 31, 1997.

   Costs of Services. Total costs of services increased $8.6 million, or 22.4%, to $47.3 million for the year ended December 31, 1998 from $38.6 million for the year ended December 31, 1997. Direct costs of services, which include direct employment costs and non-ADL subcontract costs, increased $5.6 million, or 30.4%, to $24.1 million for the year ended December 31, 1998 from $18.5 million for the year ended December 31, 1997. This increase was a result of an increase in direct employment costs of $5.2 million, or 30.4%, to $22.3 million for the year ended December 31, 1998, while non-ADL subcontract costs increased $0.4 million, or 30.2%, to $1.9 million over the same period. ADL subcontract costs increased $3.0 million, or 15.0%, to $23.1 million for the year ended December 31, 1998 from $20.1 million for the year ended December 31, 1997. However, ADL subcontract costs decreased as a percent of revenues to 30.1% for the year ended December 31, 1998 from 32.9% for the year ended December 31, 1997 as a greater number of professionals charged more than 70% of their billable hours to TIME industries-related engagements. The increase in direct employment costs was primarily due to a 19.5% increase in direct full-time equivalent staff to 172 at the end of December 1998 from 144 at the end of December 31 1997, which represents $3.3 million of the $5.2 million cost increase.

   Gross Profit. Gross profit increased $7.0 million, or 31.2%, to $29.6 million for the year ended December 31, 1998 from $22.5 million for the year ended December 31, 1997. As a percentage of revenue, gross profit was 38.5% for the year ended December 31, 1998 compared to 36.8% for the year ended
December 31, 1997. The gross profit increase of $7.0 million was due primarily to the volume of services delivered by the larger c-quential staff, which accounted for $5.7 million or 81.7%, of the increase from the prior year.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $5.4 million, or 37.7%, to $19.7 million for the year ended December 31, 1998 from $14.3 million for the year ended December 31, 1997. The increase in selling, general and administrative expenses was primarily attributable to the $3.8 million increase in costs allocated to us as a result of higher direct employee compensation in relation to ADL consolidated direct employee compensation costs in various jurisdictions. The primary component of our selling, general and administrative expenses is the allocation of regional and corporate infrastructure costs from ADL, which totaled $12.5 million for the year ended December 31, 1998 and $9.2 million for the year ended December 31, 1997. Our rapid growth and that of ADL in markets outside North America led to the increase in regional costs. Not only did ADL's overall costs increase in these regions, but our proportional share of such costs increased as well.

   Provision for Income Taxes. Our tax provision increased $0.5 million, or 16.8%, to $3.7 million for the year ended December 31, 1998 from $3.2 million for the year ended December 31, 1997. Our effective tax rate for the year ended December 31, 1998 was 38.0%, a slight decrease from our effective tax rate of 39.0% for the year ended December 31, 1997. Income taxes have been calculated as if c-quential were a stand-alone entity. The decrease in our effective tax rate was due to greater concentration of profitable business in countries with relatively low tax rates.

Quarterly Operating Results

   The following table presents our unaudited historical quarterly results of operations. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been made in the amounts stated below to fairly present such quarterly information when read in conjunction with the financial statements included elsewhere in this prospectus. The results of operations may vary substantially from quarter to quarter, accordingly, the operating results for any quarter are not necessarily indicative of results for any subsequent quarter or for the full year. This information does provide an indication of the variability in the business described above.

                                             Three Months Ended
                                  --------------------------------------------
                                            Jun.     Sept.    Dec.
                                  Apr. 2,    30,      30,      31,    Mar. 31,
                                   1999     1999     1999     1999      2000
                                  -------  -------  -------  -------  --------
                                         (in thousands, unaudited)
Statements of Operations Data:
Professional service revenue..... $26,494  $29,446  $24,916  $25,724  $29,058
Costs of services:
  Direct costs of services.......   8,351    9,674    9,030    8,959   11,293
  Arthur D. Little, Inc.
   subcontract costs.............   7,117    7,513    5,714    5,794    3,494
                                  -------  -------  -------  -------  -------
Gross profit.....................  11,026   12,259   10,172   10,971   14,271
Selling, general and
 administrative expenses.........   6,919    6,689    6,686    7,000    8,970
                                  -------  -------  -------  -------  -------
Income before taxes..............   4,107    5,570    3,486    3,971    5,301
Provision for income taxes.......   1,520    2,061    1,290    1,469    2,120
                                  -------  -------  -------  -------  -------
Net income....................... $ 2,587  $ 3,509  $ 2,196  $ 2,502  $ 3,181
                                  =======  =======  =======  =======  =======
As a Percentage of Revenue:
Professional service revenue.....     100%     100%     100%     100%     100%
Costs of services:
  Direct costs of services.......      31       33       36       35       39
  Arthur D. Little, Inc.
   subcontract costs.............      27       25       23       22       12
                                  -------  -------  -------  -------  -------
Gross profit.....................      42       42       41       43       49
Selling, general and
 administrative expenses.........      26       23       27       27       31
                                  -------  -------  -------  -------  -------
Income before taxes..............      16       19       14       16       18
Provision for income taxes.......       6        7        5        6        7
                                  -------  -------  -------  -------  -------
Net income.......................      10%      12%       9%      10%      11%
                                  =======  =======  =======  =======  =======

Liquidity and Capital Resources

   Prior to this offering we operated as part of ADL's business and relied upon ADL's capital resources. Although we have generated sufficient cash flow from operations to fund our growth, since we were not a distinct subsidiary or unit, ADL historically used all of our positive cash flow to help fund the ADL business as a whole. Net cash provided from our operating activities for the years ended December 31, 1997, 1998 and

1999, before being retained by ADL, was $3.0 million, $3.5 million, and $4.7 million, respectively. Cash provided by operating activities in each of these periods was primarily the result of net income. Prior to this offering, we assumed approximately $40 million of ADL's debt, which we intend to repay with a portion of the proceeds from this offering.

   The ADL debt, $40 million of which we have agreed to repay, consists of the following obligations:

  . An aggregate of $29 million outstanding under the Amended and Restated
    Credit Agreement, dated April 25, 2000, among Arthur D. Little, Inc., Arthur D. Little International, Inc. and lenders named therein. The debt bears interest at variable rates and has a maturity date of June 1, 2001.

  . An aggregate of $35 million of senior notes outstanding under the Amended and Restated Note Purchase Agreement, dated April 25, 2000, between ADL and each of the noteholders named therein. The notes bear interest at a variable rate and have a maturity date of June 1, 2001.

   The maturities of this ADL debt accelerate to December 31, 2000 as a result of this offering. We expect to repay all of the assumed debt immediately after the closing of this offering.

  ADL retained all of the billed and unbilled receivables recorded through
August   , 2000. Any accounts receivable and work in process generated after
August   , 2000 relating to the TIME industries-focused consulting practice belong to c-quential. Because our billing and collection cycle has historically averaged approximately sixty days, for approximately thirty to forty-five days following the offering we will not be generating any cash. As a result, we will be dependent on the proceeds of this offering not only to repay the $40 million in debt assumed from ADL but also to fund our operations for this thirty to forty-five day period. Following this period, we expect that our cash from operations together with the remaining net proceeds of this offering will be sufficient to meet our operating and capital requirements for at least the following twelve months.

   Under the Use and Occupancy Agreement, ADL has granted us a license to use and occupy a portion of ADL's leased real property at its locations worldwide. We will reimburse ADL on a monthly basis for our proportionate share of ADL's actual costs of the leased property at each such location. The term of each individual license granted to us corresponds to the term of the underlying ADL master lease for the property. These leases have terms of up to ten years. Based on our staffing levels as of March 31, 2000, our expected annual commitment under this agreement will be approximately $4.2 million.

   We anticipate that the net proceeds of this offering will be sufficient to pay down the $40 million in debt that we assumed from ADL prior to this offering and leave us with remaining net proceeds to, at first, (i) fund our working capital, (ii) reimburse ADL for its internal costs related to this offering, and (iii) fund our fixed costs. In addition, we will need to use a portion of these funds to begin to build our own infrastructure. Although ADL will continue to make facilities and infrastructure available to us under the Use and Occupancy and Corporate Services Agreements, these may not be sufficient to support our expansion. We plan to increase the size of our staff to support our operations and to develop our own systems and infrastructure. We are not currently seeking bank financing and do not intend to have any reliance upon advances from ADL subsequent to this offering. Thereafter, we may sell additional equity or debt securities or seek credit facilities. Sales of additional equity or convertible debt securities would result in additional dilution to our existing stockholders. We may need to raise additional funds sooner in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unexpected opportunities. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new service offerings and competing technological and market developments. Additional financing, if any, may not be available on satisfactory terms. Our ability to raise equity capital will be limited by our agreement with ADL to preserve its 80% ownership of our common stock.

Disclosures About Market Risk

 Interest Rate Sensitivity

   To date, our cash needs have been funded by ADL. As a result, we have had no exposure to movements in interest rates. In addition, we have no borrowings with the exception of the debt that will be assumed prior to the offering. A portion of the proceeds from this offering will be used to repay this debt. We would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates.

 Foreign Currency Exchange Risk

   Although we have a significant presence in many distinct geographic markets, we do not bear significant foreign currency exchange transaction risk. It has historically been the practice of each of our locations to bill its customers in its local currency and fund its operating costs, including working capital, from these local currency receipts. Therefore, foreign exchange transaction gains or losses have had an immaterial impact on our financial statements. However, because we report our results in United States dollars, we are subject to translation risk to the extent that the currencies in which we earn revenues and incur expenses fluctuate against the dollar.

   It is also not our intention to engage in the movements of significant amounts of foreign currency between our subsidiaries. Therefore, foreign exchange risk is further mitigated.

   During the periods presented in the financial statements presented in this prospectus, we did not have balances of any significance that would contradict the above-described practices. Consequently, a sudden or significant change in foreign exchange rates would not have a material impact on future net income or cash flows.

 Equity Security Price Risk

   We do not own any equity investments. Therefore, we do not currently have any direct equity price risk.

 Effects of Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company commencing January 1, 2001. We believe that adoption of these statements will not have a significant impact on our financial results.

   In December 1999, the SEC released Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views regarding when a business enterprise should recognize revenue from transactions with customers. c-quential's revenue practices fall within, and are in compliance with, AICPA Statement of Position No. 81-1 ("SOP 81-1"), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." SAB 101 did not modify the precepts of SOP 81-1. Accordingly, no changes to either reported revenues or c-quential's accounting policies are expected.

                                    BUSINESS

Overview

   We are a leading global management and technology consulting firm serving the telecommunications, information technology, media and electronics industries. Among our clients and competitors, these four industries are commonly referred to collectively as the TIME industries. We help our clients realize the opportunities, address the challenges and mitigate risks presented by rapid and significant advances in computing and communications technologies and regulatory changes in the telecommuncation sector. We combine in-depth knowledge of the TIME industries, technology expertise, strategy development and implementation capabilities to provide an integrated range of consulting services to help our clients realize opportunities and mitigate risks. Through a network of offices in over 20 countries, our consultants, led by our partner-level professionals who average approximately 14 years of experience in the TIME industries, serve a broad range of clients from start-ups to industry leaders.

   We have operated as part of Arthur D. Little's Global Management Consulting business since 1995. After this offering, ADL will continue to provide support services to us at cost, including human resources, accounting, legal and other administrative support, and will have over an 80% voting and economic interest in us.

Industry Background

   The development and deployment of new technologies is creating many new communications-based applications for businesses and consumers. Wireline, broadband and digital broadcasting technologies will be capable of delivering high-definition television and video-on-demand, while third generation, or 3G, digital broadband mobile technology is expected to enable multimedia services and m-commerce through wireless devices.

   These communications services will be delivered to businesses and consumers under the authority of communications licenses, which provide companies with the exclusive right to use a specified portion of the communications spectrum for the transmission of signals and the distribution of information. Licenses are granted for transmission over wireless, satellite and other networks. Governments often use an auction process to allocate these licenses. Auction processes generally consist of the submission of bids for the applicable license as well as business plans for the development and deployment of the application to be transmitted over the licensed spectrum. The applications enabled by many of these new technologies are increasing the value of communications licenses. This increase in the inherent value of these licenses encourages new and non-traditional market entrants and incumbents to review their business models and consider bidding for new licenses in order to provide these new communications-based services.

   These changes in communications technologies are significantly affecting telcos and media companies. As technology improves and becomes more accessible, we believe that "any place, any time" will become the dominant paradigm of the personal communications age. To gain or maintain a competitive advantage, telcos and media companies must anticipate changes in technology, delivery of content and applications, and adjust their current operations and business processes accordingly. Telcos have already started and will increasingly bundle value-added services with their existing core offerings. They are also creating new transaction- and content-oriented business models. Many media companies are transforming their businesses from analog-based to digitally-based distribution and changing their operating models to address the "any place, any time" and interactive nature of the personal communications age. Telcos and media companies are entering new geographic markets for their products and services as a result of increasing globalization in these industries and deregulation of telecommunications. Finally, companies in both industries are facing new competitors entering their sectors with advanced technologies and business models.

   The following technological advancements, applications and trends in business and personal communications illustrate the opportunities and challenges confronting telcos and media companies:

  . 3G mobile networks are expected to deliver content-rich information and multimedia services with enhanced functionality compared to existing mobile networks, while providing universal coverage and global roaming. We expect these technologies to be introduced in the next three to five years, with their deployment anticipated first in Japan and Europe, and subsequently in the United States

  . The broad deployment of new broadband access technologies will create opportunities to provide enhanced access to users. These technologies include digital subscriber line, or DSL, terrestrial and satellite digital broadcasting, interactive digital cable and Wireless Local Loop. These technologies will allow content and service providers to offer services ranging from voice communications and high-definition television to video-on-demand. IDC estimates that the number of households with broadband Internet access worldwide will grow from at least 11.3 million at the end of 1999 to at least 54.9 million at the end of 2003, representing a 48% compound annual growth rate

  . We believe that media companies will no longer be successful simply delivering mass communications via a single medium. End-users are increasingly demanding personalized content. We expect that companies will provide individuals with customized access to news, information and entertainment on an "any place, any time" and interactive basis in the near future

   As a result of these technological developments, executives of telcos and media companies must be prepared to re-evaluate their core strategies and operating models and, in some cases, build entirely new businesses based on these emerging technologies. They must sometimes invest heavily in licenses using commercially unproven technologies, infrastructure and products. Finally, telcos and media companies must be capable of quickly implementing these new initiatives while effectively integrating them into their existing businesses.

   Electronics and information technology companies are also significantly affected by the changes in communications technology. These companies must contend with the evolution of protocols and competing technology standards while developing new products and systems. Increasingly, their customers are demanding value-added solutions that require integrated combinations of products and services. As the rate of technological change increases, the close collaboration among firms with the expertise required to develop these integrated offerings, such as equipment manufacturers, software vendors, service providers and network operators, will become increasingly important, frequent and complex.

   To address the opportunities and challenges presented by these technological changes, TIME industry companies must be knowledgeable about the effects of technology-driven change across the TIME industries. The expertise required by these changes in technology is outside the core competencies of many of these companies. In addition, TIME industry companies are entering into new business combinations, strategic alliances and joint ventures with each other. The time and expense associated with the recruitment of specialists with technological expertise and their scarcity has led to a large increase in the demand for third-party service providers. Kennedy Information Research Group estimates that the worldwide market for communications, high technology and media, entertainment and publishing consulting services offered by third-party providers will grow from $14.7 billion in 1998 to $30.7 billion in 2003, representing a 16% compound annual growth rate. The growth rate of the use of the Internet is further spurring demand for consulting services as companies seek to improve their business practices through Internet-based communications solutions. IDC projects that the worldwide demand for Internet services, which includes Internet consulting services, will grow from approximately $16.2 billion in 1999 to $99.1 billion in 2004, representing a 44% compound annual growth rate.

   Companies in the TIME industries are among the first to be affected by the changes in communications technologies and, as a result, we expect that these companies will be the initial developers of new applications. The changes in the communications technology landscape will, however, significantly impact companies in other industries as well. We expect that executives of companies in other industries will soon be confronted with the same fundamental business decisions that are currently facing executives of TIME industry companies.

   We believe that the successful management and technology consulting firms focused on the TIME industries will be those that combine a global presence with multiple competencies, including comprehensive industry knowledge, technology expertise and extensive strategy development and implementation capabilities. Knowledge across the TIME industries provides clients with the ability to address complex, interdisciplinary problems. Technology expertise is required to quickly identify the opportunities and limits of technological development, so that they can be factored into strategic planning. Lastly, strategy development and implementation capabilities allow clients to realize the opportunities created by changes in technologies.

Our Solution

   We help our clients realize the opportunities, address the challenges and mitigate the risks presented by rapid and significant advances in computing and communications technologies and regulatory changes in the telecommunications sector. We believe that the key elements of the solution we offer to our clients' business issues are:

   Innovative strategic advice combined with technological expertise. We help our clients evaluate their strategies and operating models and develop new approaches to address technology-driven changes in their industries. Our strong knowledge base in existing and new technologies combined with our understanding of business strategies enables us to help our clients complete the transformations to their businesses that are essential to their success in the rapidly changing environment of the TIME industries.

   Pragmatic business solutions supported by comprehensive operations and industry knowledge. We offer practical solutions to our clients' business problems accompanied by clearly defined steps to achieve desired business transformations. Many of our professional consultants are former members of senior management of TIME industry companies. Our more than 43 partner-level professionals average approximately 14 years of professional experience in the TIME industries. This operations and industry experience drives our pragmatic business solutions and enables our professionals to assess trends, help our clients objectively analyze business opportunities, and develop practical and implementable solutions.

   Implementation capabilities which include business process methodologies. We work closely with our clients, sometimes taking leadership positions in our clients' organizations with project management responsibilities, as they implement new strategies. We use a proprietary set of methodologies and tools to help our clients solve complex business problems. We have also built "Expert Circles," groups of our consultants who build knowledge in certain key areas, develop new thinking and disseminate their expertise throughout our organization.

Our Strategy

   We intend to strengthen our leadership position in providing management and technology consulting services to the TIME industries. The key elements are:

   Attracting and retaining outstanding professionals. We intend to continue to attract professionals through an aggressive recruiting program, including hiring executives from within the TIME industries and individuals with PhDs in relevant fields. Consulting professionals have joined c-quential from leading TIME industry companies, strategic consulting firms, investment banks, venture capital and private equity investment firms and other institutions. Our culture of innovation and emphasis on professional development, together with our exclusive focus on the TIME industries, provide an attractive career option to candidates with the combination of industry and technology expertise and managerial skills that we desire.

   Expanding existing and developing new relationships with established and emerging industry-leading clients. We intend to expand the scope and term of engagements with our existing clients, and to develop new long-term relationships with other leading companies in the TIME industries. We have established account management teams which use a systematic client management process, enabling us to offer tailored solutions to our clients. In addition to providing better day-to-day service to our clients, our account management teams are designed to enable us to:

  . sell other types of services to our existing clients

  . sell our services to other parts of existing clients' organizations

  . identify and realize new business opportunities for our clients

   In seeking new key clients, we intend to target industry-leading companies. We currently focus, and intend in the near future to continue to focus, on companies in the TIME industries. However, as changes in communications technologies begin to significantly impact other industries, we intend to also establish relationships with clients in these other industries. Our focus on industry leaders gives us the best opportunities to utilize the depth of our expertise, attract outstanding professional consultants, enhance our reputation and have an impact on the industries in which our clients operate.

   Expanding market share in North America. Our business in North America has historically been focused on the identification and assessment of the capabilities, applications, and business opportunities that are continually being generated by technological innovations in areas such as broadband communications and wireless data systems, as well as by several enabling software and networking technologies that lie at the heart of the Internet infrastructure. We have developed sophisticated knowledge and expertise in these new technologies and applications, which we intend to combine with the complementary expertise we have built through our work in Europe and Asia, particularly in the domain of m-commerce, where several recent applications have been implemented ahead of North America. In North America in particular we intend to broaden our practice and strengthen our presence in strategic and financial advisory services by capitalizing on our existing relationships with European and Asian clients as they expand into this market. In addition, we may consider acquiring professional services companies in North America with complementary skills and key client relationships.

   Building the c-quential brand. Historically, we have operated as part of ADL and we have only recently begun conducting business using the c-quential brand. In order to enhance our corporate identity, we intend to develop our website and undertake a global advertising campaign. In addition, we intend to maintain a regular schedule of:

  . hosting events for senior industry leaders and journalists

  . participating in conferences, trade shows and other industry events

  . publishing proprietary research and analyses

  . conducting direct mail campaigns

   Since our professionals are frequently sought after by the trade and financial press for their views on industry trends, we also intend to promote awareness of our business within the trade and financial press. Finally, we expect that our relationship with ADL will help to rapidly build global awareness of our brand.

   Expanding our media and electronics practices. As the TIME industries continue to converge, we intend to expand our media and electronics practices through:

  . leveraging our existing relationships with telcos as they develop partnerships with media companies

  . leveraging our experience and existing relationships with media and electronics companies in local markets

  . aggressive recruiting of media and electronics industry experts, including two to three partner-level professionals in the electronics practice

  . publishing media-specific industry analyses

  . conducting a targeted sales and marketing program

   Applying the best expertise and knowledge available globally to strengthen our offerings in every region. We intend to draw upon the knowledge and expertise we have acquired globally on client engagements throughout our major regional markets of Europe, North America, Asia and Latin America to extend the breadth and enhance the distinctive competitiveness of our offerings worldwide. In particular, we will share the expertise we have gained in the United States market in Internet-related technologies, and our European and Asian expertise in strategy, finance, organizational and network design and implementation, and content applications. We will achieve this sharing of knowledge and expertise by staffing internationally on engagements, managing our knowledge management infrastructure, expanding our "Expert Circles" in key knowledge areas and enhancing our career-stage training.

   Establishing and fostering relationships with start-ups, venture capital firms and business incubators. We intend to work with early-stage companies, venture capital firms and business incubators. Our work evaluating new technologies for these clients will help keep us at the forefront of technological change.

Service Offerings

   Our service offerings are based on a number of capabilities, each of which is underpinned by our knowledge of the TIME industries and our technology expertise. Each capability consists of a number of tools that are highly standardized. The following is a representative list of the principal capabilities that are included in our service offerings, divided into four categories based on our primary competency areas:

[A chart appears with a graphic depiction of the principal capabilities included in c-quential's service offerings with boxes above, below and to the right and left of a circle captioned "Integrated Service Delivery," with each box connected to the circle with an arrow. The box above the circle is captioned "Strategy, Organization and Corporate Finance" under which are listed Corporate and business unit strategy development, Organizational design, Management control, cultural integration, Financial strategy and transaction support, Business planning and financial modeling, Valuation and due diligence and Mergers and acquisitions. The box to the right of the circle is captioned "Technology and Innovation Management" under which are listed Technology strategy, Technology scanning and assessment, Network and systems roll-out project management and Network and systems architecture and design. The box below the circle is captioned "Consulting and Knowledge Software" under which are listed Decision support, Communication and visualization and Process support. The box to the left of the circle is captioned "Performance Improvement and Implementation" under which is listed Manufacturing and service provisions strategy, Operational excellence, supply chain management and change and implementation management.]


   We use these principal capabilities to tailor consulting solutions to meet specific client needs. When designing a tailored solution for a client, we generally combine a number of capabilities, often from more than one of the four categories set forth above, into a single integrated service offering. Our principal service offerings are summarized below:

  . Ambition-Driven Strategy(TM). This service offering is our key product for e-business strategy formulation. We guide our clients through internal and external review, vision and scenario development, strategy development and strategy implementation, all within the context of organizational change

  . High Performance Business Scorecard. We design and implement a management and learning process for our clients that helps to ensure the effective implementation and monitoring of a chosen strategy

  . Value Driven Management. We identify the key e-business drivers of value and define actions to align a client's organization to the identified value drivers and established value targets. As a result, all employees and their behavior are directed and aligned to the envisioned value target

  . Knowledge Management. We identify the knowledge that is strategically relevant to a client and its source (in-house or via a network of external knowledge resources). After the identification of the relevant knowledge, we design all processes and systems to manage the relevant knowledge. Our Knowledge Management process is designed to ensure a comprehensive approach to intellectual capital management

  . Acquisition and Alliance Screening. We screen potential acquisition targets and alliance partners for our clients using a worldwide network of industry and finance specialists. We also use this service offering to help clients develop content partnering arrangements relating to both the acquisition and distribution of content

  . License Winner Framework. We develop winning license bids. Our License
    Winner Framework manages the bid development process to ensure that the bid is focused on the applicable assessment criteria

  . OPEX for Operators. We help telcos develop world class operational processes. Based on our benchmarking database which includes blueprints of all major business processes for telecommunications operators and the practical industry experience of our professionals, we help our clients define and implement business processes for launch, planning, engineering and execution

  . E-Supply Chain Transformation. We plan the appropriate supply chain strategy and the necessary business transformations to address fundamental changes in a company's supply chain due to significant product changes, as well as new business-to-business market mechanics

  . Post-Merger Integration. We help our clients fully realize the planned benefits of mergers. We provide consulting services throughout the entire merger and integration process, including merger design, integration planning and business transformation. To address the communication, culture and change in organizational dynamics issues raised by mergers, we have developed various tools to give advice in internal and external communication to stakeholders, to develop and implement a cultural change strategy and to facilitate conflict resolution

  . Technology Audit. We assess a client's technological position in two stages. The first stage evaluates the status of the client's technologies, ranging from base to emerging technologies. The second stage assesses the client's technological position in relation to its competitors

  . Network and Platform Design. We plan and implement new fixed and mobile networks, review existing and planned systems, design networks, and optimize existing networks on behalf of telcos and financial institutions. We use this service offering to take on an operational role in developing requests for proposals for networks and related technology requirements

  . Program Management. We oversee the implementation of mobile and fixed telecommunications networks. We have used our Program Management service offering in connection with many projects, including:

   .  scheduling the roll-out of mobile networks

   . development of Wireless Local Loop and Asynchronous Transfer Mode broadband networks

   . implementation of cabling and telecom support infrastructure and office automation systems

   .  development of Voice over Internet Protocol networks

   Software Tools. We enhance most of our consulting services with the use of software tools. Most of the software tools we currently use are proprietary to ADL and will be licensed to us to be offered to our clients. Examples of our software are tools to assess and graphically present the strategic position of companies or to build and analyze complex financial structures and business plans. We also use Internet-based applications to facilitate post-merger integration and the implementation of global business processes.

Representative Clients

   We serve clients from start-ups to industry leaders across the TIME industries in many countries. During the three months ended March 31, 2000:

  . Clients in Europe accounted for 76% of our revenues

  . Clients in North America accounted for 9% of our revenues

  . Clients in Asia Pacific accounted for 12% of our revenues

  . Clients in Latin America and other global regions accounted for 3% of our revenues

   A representative list of our clients is as follows:

Europe              North America          Asia Pacific      Latin America

Ascom Holding AG    Aptus Networks         Federation of     Compania
Bouygues Telecom    Association for         Korea             Anonima
 S.A.                Information and        Industries        Nacional
British              Image Management      Fuji Xerox Co.,    Telefonos de
 Broadcasting        Intl                   Ltd.              Venezuela
 Corporation        COMPAQ Computer        Hyundai Group     INTELIG
Cesky Telecom        Corporation           JSAT              Partcon
The Chase Manhattan Inacom Corp.            Corporation       Administracao
 Corporation        Lockheed Martin        OMRON              Participacoes
diAx                 Corporation            Corporation       LTDA
Dolphin             PSINet Inc.            Samsung Group     Telet S.A.
 Telecommunications Sabre Group            Seiko Instruments Unibanco-Uniao
 Limited            The Readers Digest     Telstra            de Bancos
Dutchtone NV         Association, Inc.      Corporation       Brasileiros
Electricidade de    Siemens Business        Limited           S.A.
 Portugal, S.A.      Communications
Hypovereinsbank AG  Townsend & Townsend
KPN Telecom          and Crew, LLP
Mannesmann AG       VHA Inc.
Orange Plc
Radio Telefis
 Eireann
Retevision Group
Siemens AG
Telecom Italia
 S.p.A.
Telefonaktiebolaget
 LM Ericsson
Telia AB

Client Case Studies

   The following case studies provide representative examples of the type of engagements we perform for our clients:

 diAx: Program Management for a New Wireless Internet and Telephony Provider in Europe

   We were hired by diAx, a consortium of a number of Swiss energy utilities, a Swiss insurance company and SBC Communications, Inc., to develop a bid strategy for a GSM license in Switzerland and to project manage the building of diAx's network systems. Based in part on the bid we developed with diAx, the licensing authority awarded diAx a dual band 900/1800 MHz license. To meet the terms of the license, diAx was required to build functional network systems within six months.

   We supervised the overall program management in coordination with diAx's marketing, sales, information technology, customer service and network departments. In addition to overall program management, we were directly responsible for the implementation of the following modules:

  . specification and management of the development and testing of an automated dealer activation system and dealer commissioning system

  . management and coordination of all systems suppliers necessary for launch

  . support of the design of the network launch promotion and management of the establishment of the dealer network

   diAx succeeded in launching its mobile network and services within the required time frame. Subsequently, and as a result of the quality of our prior work, we have been involved in a number of technology and strategy-to-implementation projects for diAx such as:

  . designing and advising on the roll-out of an Internet protocol-based data network and data services

  . evaluating the technology to support prepaid services and designing diAx's next generation of prepaid mobile services

  . project managing the introduction of Wireless Application Protocol services as part of diAx's mobile Internet offering

  . designing and implementing e-business practices for delivery of client requests received through diAx's call center

 Electricidade de Portugal, S.A.: Building an e-business Service Provider in Europe

   We were hired by Electricidade de Portugal, S.A., or EDP, a large utilities company in Portugal, to identify and evaluate strategic opportunities for its telecommunications business unit arising from the convergence of the TIME industries and select those opportunities that would have the greatest positive impact on shareholder value. EDP also requested that we provide guidelines for it to use in evaluating new business opportunities outside of its core operations in fixed and mobile telecommunications.

   In the course of developing a strategy for EDP, we:

  . simulated and selected potential industry scenarios

  . developed strategies to best achieve EDP's ambitions

  . evaluated strategic options based on potential value creation

  . developed a detailed business and implementation plan, as well as the organizational structure for the most attractive strategy

   We concluded that EDP should take an aggressive approach, focusing on e-business initiatives, rather than attempt to compete solely based on its traditional carrier model under which we believed its services would rapidly become a commodity. Following our recommendation for this approach, EDP requested that we develop a broad e-business strategy for the organization. EDP's goal was to extend its operations beyond pure telecommunications and create an e-business platform in Portugal. In connection with our recommendation, we were also retained by EDP's subsidiary, Oni, to project manage the establishment of an Internet Service Provider, or ISP, which we successfully completed within eight weeks.

 PSINet: Winning Three Licenses in Asia

   PSINet, which had recently consolidated seven ISPs, hired us to prepare license bids in Hong Kong. Three licenses were being offered by the regulatory authority: Local Wireless Fixed Network, External Fixed Network by Satellite and External Fixed Networks by Cable. The license submissions had to be developed in less than six weeks with minimal contribution from PSINet due to its limited available resources.

   We developed a strategic plan, which included performance bond studies, a business and marketing plan and a financial model for each license, based on our assessment of the most likely decision criteria to be applied by the regulatory authority. A critical part of our work involved the planning of the technical requirements for a successful bid. We developed the following:

  . a marketing plan including competitor analysis and demand forecast

  . a product and service strategy

  . a network design including underwater and satellite connections to Japan, Korea and Taiwan

  . a project plan for the implementation of the network roll-out

  . a financial model for the various businesses and a set of application documents

   As a result of our work, PSINet won all three licenses. Since winning the licenses, PSINet has retained us to provide the necessary management resources to ensure the build-out of the ISP network within the time permitted by the performance bonds as well as to help it simultaneously build a network and a business organization.

 Consortium of Telcos and Financial Institutions: Bidding for a Broadband Cable TV Network in Europe

   We were hired by a consortium of telcos and financial institutions to prepare a bid for one of the regions of Deutsche Telekom's cable television network. Prior to the submission of a bid the client needed to:

  . design the overall portfolio of services to be offered by a cable operator, including telephony, high-speed Internet access and portal, interactive and digital television applications

  . plan a cost effective upgrade to the network that would support all planned applications

  . develop a business plan and a resulting financial valuation

   We supported our client with overall project management and our expertise on financial modeling, network technologies and interactive services. As part of this engagement we:

  . developed telephony, high-speed Internet and cable television services

  . planned network upgrade concepts and associated capital expenditure requirements ultimately able to support all planned applications

  . developed a business unit to provide operational support for the new business

  . assisted in the development of the financial model and reviewed the client's independent model

  . established an efficient communication framework to gather internal and external intelligence

   As a result, a successful model of the planned business and network was developed and a valuation range for the bid established. As a result of our work, our client's bid has continued to the final selection round and our client is in exclusive negotiations with the regulatory authority.

Sales and Marketing

   We primarily market our services to leading companies in the TIME industries, emphasizing our technological and industry expertise. Our more than 43 partner-level professionals have primary responsibility for client development and management. Each partner has a sales target that has been established in a manner that encourages team sales efforts. Each partner is also responsible for managing one or more key client relationships, and sales to those key clients form an integral part of that partner's incentive compensation. For larger clients, we have dedicated account management teams that enable us to build in-depth, client-specific knowledge in order to create more fully-integrated solutions and to develop closer relationships.

   We will continue to develop our relationship with journalists in the trade and financial press who frequently quote our professionals on technological and industry trends. Further, we intend to capitalize on our relationship with ADL to assist our marketing efforts.

   We also maintain five advisors that we refer to as our "Senior Advisors" to assist our sales and marketing efforts. These Senior Advisors are experts from the telecommunications, media and corporate finance sectors. The Senior Advisors assist our sales activities using their networks of contacts and skill sets to market our range of services to their former companies, as well as companies in the same industry as their former companies. They also participate in client engagements in an advisory capacity, for which they are paid on a per hour or per day basis. We generally enter into rolling six-month or one-year contracts with these Senior Advisors.

   We intend to place significant emphasis on building awareness of the c-quential brand name. We have hired a marketing manager with primary responsibility for promoting our brand and we intend to increase our spending on advertising and other promotional activities. We have also retained a public relations firm and an advertising agency to assist in our brand-building efforts.

Our Relationship with ADL

   From 1995 until August 2000, we operated as part of ADL's Global Management Consulting business. On August , 2000, ADL transferred our business to a newly-formed entity, c-quential, Inc. and we entered into agreements with ADL to facilitate the separation. After the completion of this offering, ADL will own all of the outstanding shares of our unlisted Class B common stock and 71% of the outstanding shares of our Class A common stock, or 68% of the Class A common stock if the underwriters fully exercise their over-allotment option. As a result, ADL will own stock representing 96% of the combined voting power of all classes of our stock.








   The agreements regarding the separation of our business operations from ADL are described in the section entitled "Our Relationship with ADL" included elsewhere in this prospectus. The assets and liabilities transferred to us are described more fully in our financial statements and notes to those statements included elsewhere in this prospectus.

Competition

   We face strong competition in providing consulting services to the TIME industries. Our current and potential competitors include the following:

  . strategic consulting firms (such as Bain & Company, Boston Consulting
    Group, Booz, Allen & Hamilton, Cluster and McKinsey & Co.)

  . accounting firms (such as Ernst & Young and PricewaterhouseCoopers)

  . information technology consulting firms (such as Andersen Consulting, Cap
    Gemini, Diamond Technology Partners and IBM Global Services)

  . technology consulting firms (such as PA Consulting, Scientific Generics and SRI)

  . Internet professional services firms (such as Razorfish, Sapient, Scient and US Interactive)

   As barriers to entry are relatively low in our industry, we expect other market entrants to compete with us in the future. Several of our competitors have substantially greater financial, technical and marketing resources, as well as more established relationships in the industry, than we do. As a result, these competitors may be able to develop and expand their service offerings to make them more competitive. Also, these competitors have entered, and will continue to enter, into joint ventures and consortiums to provide additional competitive services.

   We believe that the principal factors on which we compete in delivering services to our TIME industry clients are:

  . knowledge of communications technologies

  . reputation and experience of professionals and quality of services delivered

  . strategic planning and project management capabilities

  . industry expertise

  . global presence

   We believe that we currently compete favorably with respect to most of these factors.

Human Resources

   To succeed in developing long-term relationships with our current and prospective clients in the TIME industries we:

  . recruit, employ and retain industry experts and qualified technological talent

  . maintain an environment that fosters entrepreneurial spirit, continuous learning and knowledge acquisition, as well as opportunities to grow personally, professionally, and financially

  . attempt to develop a culture that breeds teamwork, creativity, innovation and a drive to succeed

  . reward performance excellence at all levels

   As of March 31, 2000, we had a total professional staff of 325 employees. We intend to increase our professional ranks significantly in the near future. Our human resources functions have historically been provided by ADL, and we will have access to ADL's human resources facilities and professionals following this offering under our agreements with ADL. In addition, we intend to build our internal human resources department following this offering.

   Recruiting. We have an aggressive plan to recruit senior professionals. The individuals that we require are industry experts, individuals with Ph.Ds in relevant fields and business school graduates from leading universities globally.

   Under the direction of a global human resources consultant, we have associations with regional human resources specialists covering Europe, Mid-East, Africa, the Americas and Australia. Through direct contact, specialized and global search firms, and campus recruiting, we attempt to hire talented and experienced individuals to ensure our technological advantage and overall success.

   Professional Development. In conjunction with ADL, our professional development programs provide training and knowledge acquisition and are designed to keep our professionals at the forefront of industry change. From their first day of employment, our professionals are exposed to a comprehensive orientation in our culture and processes, career-stage training, technological development, industry expertise and functional training. Within the first few months of their hiring, our professionals attend a ten day orientation program introducing them to general business consulting practices, as well as our philosophies and methodologies. Additional formal company-wide training programs are provided to our professionals annually and as they are promoted or hired for case management or senior business development positions. These broad-based programs are supplemented by regionally-focused training provided by the particular home office of each professional. In addition, we are currently in discussions with external training organizations to form partnerships to create company specific training programs aimed at developing the skills in strategy development, technological innovation and project management that we require of our professionals.

   Our formal training and development programs are supplemented by external programs that we encourage our professionals to attend and the coaching and mentoring process that we foster and intend to continue to support within the c-quential organization. Through these programs, we enable our professionals to develop their skills in areas such as issue analysis, public speaking, facilitation, research, project management, client relationships, key client management and strategic sales.

   Compensation. We provide base and incentive compensation, as well as employee benefits that we think are competitive in our industry. Following this offering, and with the commencement of the 2000 Stock Option and Incentive Plan, we believe that our compensation package will remain competitive in the industry. Additionally, we intend to use stock options for eligible employees to align their interests with those of our shareholders.

Intellectual Property Rights

   We have filed for trademark protection in the United States for the name "c-quential, Inc." and our logo. We also have a license from ADL to use the "Arthur D. Little, Inc." name and other ADL-owned intellectual property that relates to our business. We will seek to protect these intellectual property rights through a combination of trademark, service mark, copyright and trade secret laws and license agreements. We intend to enter into confidentiality agreements with our employees and clients and otherwise use our best efforts to protect our proprietary information and that which we license from third parties, including ADL.

   Our efforts to protect our intellectual property rights could be inadequate to deter misappropriation of proprietary information, and we may not be able in all cases to detect and terminate unauthorized use of our intellectual property.

Offices

   Our corporate headquarters are located in approximately 5,000 square feet of an ADL-leased facility in Cambridge, Massachusetts. Our license from ADL for this office space has a term of ten years and expires in 2010. We also have offices in the following countries where we have similar agreements with ADL:

  . Argentina          . France             . Netherlands    . Spain

  . Austria            . Germany            . Norway         . Sweden

  . Belgium            . Italy              . Portugal       . Switzerland

  . Brazil             . Japan              . Saudi Arabia   . United Kingdom

  . China              . Mexico             . Singapore      . Venezuela

  . Czech Republic     . South Korea

   Our largest offices and the associated number of professionals as of March 31, 2000 are as follows:

  . Our offices in the United Kingdom are staffed with 78 professionals

  . Our office in Spain is staffed with 30 professionals

  . Our office in the Netherlands is staffed with 23 professionals

  . Our office in France is staffed with 22 professionals

  . Our offices in Sweden are staffed with 22 professionals

  . Our offices in the United States are staffed with 22 professionals


  . Our offices in Germany are staffed with 18 professionals


  . Our office in Switzerland is staffed with 16 professionals

  . Our office in South Korea is staffed with 12 professionals

                                   MANAGEMENT

Executive Officers, Key Employees and Directors

   Our executive officers, key employees and the members of our board of directors, and their respective ages as of May 1, 2000 and positions as of the initial public offering date, are as follows:

Name                                 Age                   Position(s)
----                                 ---                   -----------
Executive Officers
Rudolf Fischer......................  43 President, Chief Executive Officer and Member of
                                         our Board of Directors

G. Roy Davis........................  44 Executive Vice President, Global Head of
                                         Operations Management Practice and Managing
                                         Director of United Kingdom

Eulogio Naz.........................  50 Executive Vice President and Managing Director
                                         of Spain, France and Latin America

Raj Mitta...........................  44 Executive Vice President and Managing Director
                                         of Asia

Robert Broadley.....................  52 Executive Vice President and Chief Financial
                                         Officer

Martyn Roetter......................  56 Vice President, Global Head of Technology
                                         Practice and Head of North America Operations

Key Employees
Carlos Bartolo......................  44 Vice President and Managing Director of Portugal

Paul Berriman.......................  43 Director and Global Head of Network Planning and
                                         Implementation Practice

Taesoo Jung.........................  44 Vice President and Managing Director of Korea

Thomas W. Kuehle....................  41 Director and Head of Palo Alto Operations

Hubertus M. Muhlhauser..............  30 Associate Director and Global Head of Strategy
                                         Practice

Arno Wilfert........................  39 Associate Director and Managing Director of
                                         Germany and Austria

Niamh Byrne.........................  30 Manager and Head of Marketing

Fraser Curly........................  39 Associate Director and Head of Mobile Expert
                                         Group

Members of our Board of Directors
Lorenzo C. Lamadrid.................  49 Chairman of our Board of Directors

Mark A. Brodsky.....................  44 Member of our Board of Directors

Arno Penzias........................  67 Member of our Board of Directors

Gerhard Schulmeyer..................  61 Member of our Board of Directors

   Rudolf Fischer. Mr. Fischer serves as our President and Chief Executive Officer and as a member of our Executive Committee and our Board of Directors. He joined ADL in 1995 and has served as Vice President, Head of the Global TIME Practice and a member of ADL's Global Leadership Team since 1999. Prior to 1995, Mr. Fischer served as Managing Director and head of Strategic Planning for ASCOM Ericsson Transmission AG, and as a Regional Sales Manager for Public Switching Systems. He also served as Head of Fiber Optic Measurement Systems Development for Brown Boveri prior to 1988. Presently, he serves as a board member of Nextrom AG, a public company in Switzerland specializing in machinery to manufacture telecommunication and energy cables. Mr. Fischer holds a MSc. in Electrical Engineering from ETH Zurich and an M.B.A. from the Graduate School of Business Administration in Zurich.

   G. Roy Davis. Mr. Davis is Global Head of our Operations Management Practice, Managing Director of our United Kingdom operations and is a member of our Executive Committee. Since joining ADL in 1993, he has served as Vice President since 1998, Director of ADL Europe since 1997, head of the European Operations Management Practice since 1999 and Global Head of ADL's Operations Management Practice since the beginning of 2000. Prior to 1993, he was Operations Director for Tricom, a leading United Kingdom data communications company and he worked for Wyatts, a trading room telecommunications equipment subsidiary of Reuters. Mr Davis began his career at Rolls-Royce Motors as a Car Systems Design Engineer. He then worked with USS Oil Well International, a division of USX, as a Technical Sales Engineer. Mr. Davis has also been employed by Molex Inc., a manufacturer of connectors and inter-connection devices, as Assistant to the Vice President of Global Operations in the U.S.A., Production Manager of Molex Taiwan and Technical Operations Manager of Molex U.K. Mr. Davis has Bachelor of Science Honours Degree in Mechanical Engineering from Southampton University and an M.B.A. from the London Business School. He is also a non-executive director of two public companies in the United Kingdom, Gyrus plc and Osmetech plc both high tech medical device companies.

   Eulogio Naz. Mr. Naz serves as our Managing Director of Operations in Spain, France and Latin America, and is a member of our Executive Committee. He joined ADL in 1998, during which time he has served as a Vice President, Member of the Global TIME Practice Leadership Team and Managing Director of Spanish Operations. From 1996 through 1998, Mr. Naz was the Deputy General Manager of Information Systems at Telefonica de Espana. Prior to 1996, he served as Director of Technology & Telecom Subsidiaries and Director of Electronic Banking at Caja de Madrid beginning in 1994. Mr. Naz holds a B.S. from Telecommunications Engineering University, Madrid and a P.M.D. from Harvard Business School.

   Raj Mitta. Mr. Mitta serves as our Managing Director of Asian operations and as a member of our Executive Committee. In 1996, he joined ADL and has served as Vice President since 1996, as a member of the Global TIME Practice Leadership Team since 1998 and Managing Director of Asian Operations since 1999. He began his consulting career with Booz, Allen & Hamilton and has spent in excess of fifteen years consulting clients in North America, Europe and Asia. His primary area of focus is in competitive restructuring, brand and marketing effectiveness and customer management. A significant portion of Mr. Mitta's consulting experience involved consumer goods firms. Mr. Mitta is a member of the Young Presidents Organisation and holds a bachelor's degree in Chemical Engineering and an M.B.A. from the Indian Institute of Management where he was a Bank of America scholar.

   Robert Broadley. Mr. Broadley serves as our Chief Financial Officer. From 1997 to March 2000, he served as the Group Finance Director at the Adscene Group plc, a newspaper publishing and commercial printing group quoted on the London Stock Exchange. From 1989 to 1996, he served as Group Financial Controller at United News & Media plc. Prior to 1989, he worked with Reuters and Brown and Root. Mr. Broadley qualified with Deloitte & Touche as a Chartered Accountant FCA in 1975. He holds a B.A. Honors degree in Business Studies from Greenwich University, London.

   Martyn Roetter. Dr. Roetter serves as our Global Head of the Technology Practice, Head of North American Operations and as a member of our Executive Committee. He has more than twenty years service with ADL, beginning in 1970. Dr. Roetter has served as Vice President of Communications and Information Technology in the North American TIME Leadership Team since February 1999. From April 1992 through February 1996, he was Vice President of Decision Resources Inc. and from 1980 until 1984 he was Vice President of Telecommunications at PA Consulting in London, England and Princeton, New Jersey. During Dr. Roetter's twenty years of experience in business and technological consulting in the telecommunications, computing, and electronic industries he has worked in North America, Europe, Asia and Latin America. Presently, he serves on the board of directors of Allen Telecom, a wireless equipment provider. Dr. Roetter holds a B.A. and a Ph.D. in Physics from Oxford University.

   Carlos Bartolo. Mr. Bartolo serves as Managing Director of our Portuguese Operations. He has served as Managing Director of the Lisbon office since 1998. Prior to joining ADL, Mr. Bartolo was a shareholder and member of the board of more than twenty companies, including Midland Montagu Fininter and Banco Privado

Portugues. He was the president of Fininter, a financial services company, from 1988 to 1998, and a member of the Executive Board of J Soares Correia, the leading steel distribution company in Portugal, from 1992 to 1998. Prior to 1988, Mr. Bartolo worked for McKinsey & Co., where he led cases for industrial and financial companies in Western Europe and South America. Mr. Bartolo holds an M.B.A. from IMEDE in Lausanne and a degree in electrical engineering from the Ecole Politechnique Federal de Lausanne, Switzerland.

   Paul Berriman. Mr. Berriman serves as Head of Contactica. He has been with Contactica (Asia) Ltd. as founder and Managing Director since 1995. Prior to founding Contactica, Mr. Berriman served as Director of New World Telephone, a Hong Kong fixed and mobile network operator, from 1993 to 1995. Prior to 1993, he served as a Director of Wyatts and as an Engineering Manager of Mobile Services for Cable & Wireless - Hong Kong Telecom. Mr. Berriman is an active member of a number of Telecommunications Authority advisory bodies in Hong Kong, including the Office of the Telecommunications Authority (OFTA) Numbering Advisory Committee, OFTA Radio Spectrum Advisory Committee and OFTA Technical Standards Advisory Committee. Mr. Berriman is a Chartered Engineer and holds a Bachelors degree in Electro-Acoustics from the University of Salford in the United Kingdom, as well as an M.B.A. from the University of Hong Kong. Mr. Berriman is also a founding Council Member of the Hong Kong Institute of Directors.

   Taesoo Jung. Mr. Jung serves as Head of our Korean operations. He joined ADL in 1991, where he has served as Vice President since 1996 and as Managing Director of the Seoul office since 1995. Presently, Mr. Jung is the Chief Executive Officer of ADL Partners, a venture capital firm in Korea. Prior to 1989, Mr. Jung held marketing positions at IBM, including consultant, account manager, executive instructor and systems engineer. Mr. Jung has studied political science at the Yonsei University in Seoul, and holds an M.B.A. from the International Institute for Management Development in Lausanne, Switzerland.

   Thomas W. Kuehle. Mr. Kuehle is the Head of our Palo Alto, California operations. Since joining ADL in 1990, he has served as a Director in the TIME practice since 1997 and as Head of Strategy for Computer Industry Clients in North America since 1998. Mr. Kuehle has served as a Managing Director of Global Technology Ventures, an ADL operation located in Palo Alto, dedicated to servicing clients engaged in new high technology business ventures around the world. Prior to 1988, Mr. Kuehle worked with Hewlett Packard Company as a regional sales representative and district sales manager. Mr. Kuehle holds a B.S. degree in aeronautical engineering from San Jose State University, an M.B.A. from the University of San Francisco and an M.I.M. degree from Harvard University.

   Hubertus M. Muhlhauser. Mr. Muhlhauser serves as our Global Head of the Strategy Practice. He joined ADL in 1994, and has served as a member of the Executive Committee of the Swiss office since 1999, as a member of the Global Strategy Board since 1998 and as head of the Swiss Strategy and Organization practice since 1997. He has also been a Global Product Manager for ADL's strategy development methodologies since 1997. Prior to 1994, he worked as a Key Client Manager with KHM, a German engineering and manufacturing company. Mr. Muhlhauser holds a M.B.A. from the European Business School in Oestrich-Winkel, Germany.

   Arno Wilfert. Dr. Wilfert serves as our Managing Director of German operations. He joined ADL in 1995 and has served as Associate Director in the Dusseldorf office since 1995, and Head of the German TIME practice and as a member of the European TIME Practice Board since 1996. From 1992 to 1995, Dr. Wilfert worked with Detecon, a German consulting company specializing in telecommunications and, prior to 1992, as a lecturer and researcher at the University of Bayreuth. He holds a Masters and a Ph. D. in Economics from University of Bayreuth and regularly publishes articles regarding telecommunications.

   Niamh Byrne. Ms. Byrne serves as a Manager and Head of Marketing. From 1999 to 2000, she was employed at British Telecom (BT) as Marketing Communications Manager for the banking sector in Global Business Markets. Prior to joining BT, Ms. Byrne worked for a subsidiary of the Accor Group in Paris from 1998 to 1999. In 1996 and 1997, she was involved with the launch of Esat Digifone, Ireland's second mobile phone operator. Prior to 1996, she spent three years with the Jefferson Smurfit Group in the graduate management program. Ms. Byrne received a Bachelor of Arts (Moderatorship) degree in Business, Marketing & Political Science from Trinity College in Dublin.

   Fraser Curly. Mr. Curly serves as an Associate Director and the Head of the Mobile Expert Group. Since 1995, he has served as Director of Mobile Communications at DETECON GmbH, reporting directly to the management board (Geschaftsfuhrung). From 1998 to 1999, Mr. Curly was President, Chief Executive Officer and a board member of DETECON Inc. He has also served as a board member of Tmm Telecomunicacoes Moveis de Mocambique LDA since 1997. Prior to joining DETECON in 1992, Mr. Curly held a variety of positions in engineering and defense companies. He holds a Bachelor of Science - Physics from University of Manchester Institute of Science and Technology, and a Master of Science - Electrical Engineering from the University of London.

   Lorenzo C. Lamadrid. Mr. Lamadrid serves as the Chairman of our Board of Directors. Since July 1999 he has served as the President and Chief Executive Officer of ADL. Prior to accepting that position, Mr. Lamadrid was with Western Resources Inc., serving as President of Western Resources International, Inc. from 1996 to 1999 and as Managing Director and founding partner of The Wing Group, a leading international electric power project-development company, from 1992 to 1999. Prior to joining Western Resources, Mr. Lamadrid spent eight years with the General Electric Company. He was a corporate officer, serving as Vice President and General Manager with GE Aerospace and head of International Operations from 1986 to 1992, and a Corporate Staff Executive for strategic planning and business development from 1984 to 1986. Mr. Lamadrid was also one of the founders of the Boston Beer Company (Samuel Adams). Prior to working for GE, Mr. Lamadrid worked for six years at the Boston Consulting Group. Mr. Lamadrid holds a dual bachelor's degree in Chemical Engineering and Administrative Sciences from Yale University, a M.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. in Marketing and International Business from the Harvard Business School.

   Mark A. Brodsky. Mr. Brodsky serves as a member of our Board of Directors. Since July 1999, he has served as the Executive Vice President of Finance and Development of ADL. Prior to joining ADL, from 1996 to 1999, Mr. Brodsky served as a Commercial Director at Enron International, where he was involved in international development and finance ventures in the gas, power, steel, and water industries. Prior to his work with Enron, from 1992 to 1996, Mr. Brodsky was Vice President of Finance and a Senior Developer with Merrill International, a project-development firm that works under contract to U.S. and international energy and electricity companies developing large-scale power projects. Previously he had been Manager of Finance, International Operations for the General Electric Corporation Aerospace Group providing business and financing support. Mr. Brodsky received a B.S. in Accounting from Drexel University and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania.

   Arno Penzias. Mr. Penzias serves as a member of our Board of Directors. He has served as Director of ADL since January 1993. From 1995 to 1998 he was employed as Vice President and Chief Scientist of Bell Laboratories, Lucent Technologies. From 1981 to 1995, Mr. Penzias served as Vice President of Research at AT&T Bell Laboratories.

   Gerhard Schulmeyer. Mr. Schulmeyer serves as a member of our Board of Directors. He has served as Director of ADL since 1998 and as the Chairman of the Board of Directors of ADL since July 1999. Mr. Schulmeyer has been the President and Chief Executive Officer of Siemens Corporation, U.S.A. since January 1999. Prior to 1999, he served as the President and Chief Executive Officer of Siemens Nixdorf, Munich, Germany.

Board Composition

   The number of directors on our board of directors is currently fixed at five. Prior to the offering, we intend to recruit an additional four directors so that our Board will consist of nine directors at the time of the offering. Following the closing of the offering, our board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Our board of directors will consist of three Class I directors, whose term of office will continue until the 2001 annual meeting of stockholders, three Class II directors, whose term of office will continue until the 2002 annual meeting of stockholders, and three Class III directors, whose term of office will continue until the 2003 annual meeting of stockholders. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

Board Committees

   Audit Committee. The members of the audit committee, all of whom will be independent directors, will be responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors.

   Compensation Committee. The members of the compensation committee, a majority of whom will be independent directors, will be responsible for reviewing and recommending to the board of directors the amount and type of consideration to be paid to senior management, administering our equity based compensation plans and establishing and reviewing general policies relating to compensation and benefits of employees.

Director Compensation

   Directors who are employees of c-quential or ADL receive no additional compensation for their services as directors. Non-employee directors receive cash compensation of $12,500 per year, plus $1,000 for each board meeting and committee meeting attended, plus reimbursement of expenses incurred in attending each meeting. Committee chairs are paid an additional $2,000 per year for service in that capacity. Non-employee directors are eligible to participate in our 2000 Stock Option and Incentive Plan at the discretion of our Board of Directors. In accordance with a policy approved by our Board of Directors, upon initial election or appointment to the Board of Directors, non-employee directors will receive non-qualified stock options to purchase shares of Class A common stock.

Executive Compensation

   We are a recently formed company. Prior to     , 2000, we did not conduct
any operations. As a result, we have not previously paid any compensation to our Chief Executive Officer or other executive officers. For fiscal year 2000, the base salaries for our Chief Executive Officer and each of our next four
most highly compensated executive officers are: Mr.      , $   ; Mr.      ,
$   ; Mr.      , $   ; Mr.      , $   ; and Mr.      , $   .


2000 Stock Option and Incentive Plan

   Our board of directors and shareholders have adopted the 2000 Stock Option
and Incentive Plan, which permits the issuance of up to     shares of Class A
common stock. The plan permits us to:

  . grant incentive stock options

  . grant non-qualified stock options

  . grant stock appreciation rights

  . issue or sell Class A common stock with vesting or other restrictions, or without restrictions

  . grant rights to receive Class A common stock in the future with or without vesting

  . grant common stock upon the attainment of specified performance goals

  . grant dividend rights in respect of Class A common stock

   These grants may be made to officers, employees, directors, consultants, advisors and other key persons of c-quential or our affiliates.

   Our compensation committee has the right, in its discretion, to select the individuals eligible to receive awards, to determine the terms and conditions of the awards granted, to accelerate the vesting schedule of any award and generally to administer and interpret the plan. The compensation committee may authorize our Chief Executive Officer to grant options under the plan at fair market value to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

   The exercise price of options granted under the plan is determined by the compensation committee with respect to individuals subject to Section 16 reporting requirements. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of our outstanding common stock.

   Upon the exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the compensation committee or, in the sole discretion of the committee, by delivery of shares of common stock that have been owned by the optionee free of restrictions for at least six months. The exercise price may also be delivered to us by the optionee in the form of a promissory note if the loan of funds to the optionee has been authorized by the compensation committee and the optionee pays so much of the exercise price as represents the par value of the common stock acquired in a form other than a promissory note or by a broker under irrevocable instructions to the broker selling the underlying shares from the optionee.

   Non-qualified stock options may be granted at prices which are less than the fair market value of the underlying shares on the date granted. Options are typically subject to a vesting schedule pursuant to which 25% are vested one year after grant and the remaining 75% vests ratably on a monthly basis over the ensuing thirty-six months. The options generally terminate ten years from the date of grant and may be exercised for specified periods after the termination of the optionee's employment or other service relationship with us.

Certain Relationships and Related Transactions

   Gerhard Schulmeyer serves as a member of our Board of Directors, and is the President and Chief Executive Officer of Siemens Corporation, U.S.A. During the fiscal year ended December 31, 1998, we provided $5,788,000 in services to Siemens Corporation, U.S.A. and its affiliates. We believe that the terms of our relationship with Siemens Corporation, U.S.A. and its affiliates were no less favorable to us than they would have been had they been obtained from unaffiliated third parties.

                           OUR RELATIONSHIP WITH ADL

   Since 1995, we have operated as part of ADL's Global Management Consulting business. ADL developed capabilities and expertise in the TIME industries by investing capital and resources over the past five years. The development and growth of our business has been in large part due to the collaborative efforts of ADL's and our management, and ADL's reputation in the professional services industry.

   Prior to this offering, we entered into a Reorganization Agreement and several other agreements with ADL and its affiliates in order to organize and separate our business from ADL's other operations. The other agreements included a Corporate Services Agreement, a Use and Occupancy Agreement, an Intellectual Property Agreement, a Tax Allocation Agreement and a Registration Rights Agreement. In an effort to mitigate any conflicts of interest between ADL and us under these agreements, we agreed with ADL that none of these agreements may be amended without the approval of a majority of the directors of ADL who are not officers, directors or employees of us and a majority of our directors who are not officers, directors or employees of ADL.

   Reorganization Agreement. The Reorganization Agreement is the master agreement setting forth the terms and conditions of our separation from ADL, pursuant to which ADL and its affiliates contributed and assigned to us certain assets, including, without limitation, rights under existing client contracts and bids, certain intellectual property rights and goodwill, in each case as they related to our business. In return, we assumed certain liabilities relating to our business and the assets contributed by ADL and its affiliates, including the obligations under client contracts and outstanding debt obligations in an aggregate amount of approximately $40 million. In connection with our separation from ADL, we also issued to c-quential Holdings, Inc., a subsidiary of ADL 18,000,000 shares of our Class A common stock and 18,000,000 shares of our Class B common stock. ADL agreed to indemnify us with respect to any liabilities and losses we may suffer which result from the operation of our business prior to the separation date, as well as for any breaches of its representations and covenants in the Reorganization Agreement and other agreements. We, in turn, agreed to indemnify ADL and its affiliates for any liabilities and losses it may suffer resulting from our business and the transferred assets after the separation date, any breaches of our representations and covenants in the Reorganization Agreement and other agreements, and for any liabilities relating to this offering. We agreed to pay the costs of this offering and to reimburse ADL for its internal costs and for certain expenditures made on our behalf, in each case relating to this offering and our separation from ADL.

   ADL also agreed to make reasonable provision in its employee benefits plans to allow our employees to continue to participate in the ADL plans until such time as we adopt our own benefits plans, such period not to exceed the maximum period permitted under the applicable plan or applicable law. We agreed to establish plans that recognize, to the extent financially practical, employee service, compensation and other benefit determinations that are consistent with the corresponding ADL plan. ADL retained employee benefit plan assets and liabilities relating to c-quential employees as of the separation.

   ADL and its affiliates also agreed not to engage in or provide, directly or indirectly, to companies in the TIME industries, any consulting services similar to those we have historically provided. ADL also agreed, on its behalf and on behalf of its affiliates, not to recruit our professionals or other employees. We agreed not to solicit the professionals or other employees of ADL. The non-solicitation and non-competition covenants in the Reorganization Agreement will survive until the earlier of the third anniversary of the offering date and such time as ADL ceases to hold securities representing at least 40% of our outstanding voting power.

   Until such time as ADL ceases to hold securities representing at least 40% of our outstanding voting power, ADL has agreed to vote its shares of our stock to elect individuals to our Board of Directors such that at least a majority of the members of our Board of Directors are not either directors, officers or employees of ADL.

   Corporate Services Agreement. We entered into a Corporate Services Agreement with ADL that states the terms and conditions under which ADL provides to us, and we provide to ADL, on an as-requested basis, certain administrative and operational management services. The Corporate Services Agreement specifies that ADL shall provide to us its tax and accounting, corporate development and legal, administrative, human resources and internal audit services. With limited exception, these services are to be provided at the actual cost of providing such services, including the costs of third party vendors and providers, and reimbursement is to be made on a monthly basis. The cost of services under the agreement may or may not be greater than the cost a third party may charge for such services. The term of the Corporate Services Agreement is three years, subject to the right of the recipient of any service to terminate the use of any specific service contained therein, upon 120 days' notice or upon the bankruptcy or insolvency of ADL. Each provider of any service may similarly discontinue providing such service under the Corporate Services Agreement upon 120 days' notice to the receiving party if such party no longer provides such service for itself.

   The agreement also provides for certain cross-consulting arrangements between ADL and us. Each of us agreed to make available to the other party, on an as-requested basis, the assistance of our respective consultants, subject to reasonable restrictions on their availability and provided that the consultants' services are in all material respects limited to the type, quality, quantity and timeliness of such services that the party supplying such services provides on its own behalf. The cost for such consultant sharing is an amount equal to 85% of the standard billing rate for the services provided by the subcontracted professionals. This percentage was chosen in an effort to split the profits between ourselves and ADL as evenly as possible. The cross-consulting arrangements have a term of three years and may only be terminated upon the mutual agreement of the parties.

   Use and Occupancy Agreement. We entered into a Use and Occupancy Agreement with ADL and its affiliates pursuant to which they agreed to license to us certain leased real property. The space licenses provide us with the right to use and occupy a portion of ADL's leased real property at its locations worldwide. We will reimburse ADL on a monthly basis for our proportionate share of the costs of the leased property at each such location. We agreed with ADL to comply with the terms of the master lease agreements for so long as the license is in effect. Each license has the same term as the corresponding master lease, and we have the option to renew the license each time the corresponding master lease is renewed. The Use and Occupancy Agreement runs so long as any license remains in effect.

   Intellectual Property Agreement. We entered into an Intellectual Property Agreement with ADL pursuant to which ADL granted us a license to use its name, marks and other intellectual property related to our operation of our business, and to promote our business using the licensed intellectual property. The licenses are fully paid-up, royalty-free, worldwide and perpetual (other than the license to use the "Arthur D. Little, Inc." name, which has a five-year term). ADL agreed not to license its intellectual property to anyone within the TIME industries for a period of three years. Any intellectual property rights which we develop after the date of our separation from ADL and which are derived from the licensed intellectual property belong to us.

   Tax Allocation Agreement. We entered into a Tax Allocation Agreement with ADL pursuant to which, for any year during which we are a member of ADL's consolidated group for United States federal income tax purposes, we will pay ADL an amount equal to the amount of federal income taxes that we would have been obligated to pay, and ADL pays us an amount equal to any federal income tax refund that we would have received, calculated in each case as if we had never been part of ADL's consolidated group. However, ADL agreed to reimburse us for tax benefits generated by us but used to reduce United States federal income tax on income earned by ADL. ADL is responsible for the filing of the consolidated tax returns, as well as for any audit response and litigation with respect thereto, for any year in which we are part of ADL's consolidated group. State, local and foreign taxes returned on a consolidated, combined, or unitary basis are treated in a manner consistent with that of United States federal income taxes. ADL agreed to pay the taxes that arise as a result of the reorganization. We will reimburse ADL for the tax benefits that we receive as a result of ADL's payment of such taxes. Our reimbursement payments will be made as such tax benefits are realized by us. Any tax obligation incurred by either party or our respective affiliates which is not calculated on a consolidated, combined or unitary basis is the responsibility of that party, together with the preparation of returns, audits and litigation relating to that tax liability. We agreed with ADL that, in the preparation of all tax returns and in the conduct of all tax-related proceedings, the party responsible for the return or proceeding shall take into account and promote the tax objectives of the other party, provided that, in so doing, the party responsible for the return or proceeding is not adversely affected. We also agreed not to take any action, or fail to take any action, that would result in ADL owning less than 80% of our outstanding capital stock by vote or value, or less than 80% of any class of our non-voting capital stock (if any) without the consent of ADL.

   We agreed with ADL that, in the event ADL determines that it is in the best interests of its stockholders to distribute the shares of our capital stock that it owns to its shareholders in a spin-off transaction intended to qualify as a tax-free distribution under Section 355 of the Code, we will enter into an agreement under which we will indemnify each other for any tax liability attributable to our respective acts and omissions which result in the spin-off failing to qualify under Section 355 as a tax-free distribution. We also agreed that such an agreement would provide that, after the consummation of such a spin-off, neither party shall participate in any merger, reorganization, acquisition, equity restructuring or other transaction that results in one or more persons acquiring a 50% or greater interest in such party within the four-year period beginning two years prior to such spin-off. We also agreed that such an agreement would include customary provisions with respect to cooperation, exchange of information, control of audits and litigation, and consistency in tax return positions.

   Registration Rights. We entered into a Registration Rights Agreement with ADL pursuant to which ADL and its transferees have the right to request the registration shares of our common stock held by them whenever we propose to register any shares of common stock for our own or another's account under the Securities Act for a public offering, other than registrations in respect of shares to be used in connection with a business combination or shares relating to our employee benefit plans. ADL and its transferees also have the right, on up to five occasions beginning six months after the completion of this offering, to demand that we register under the Securities Act any or all shares of our common stock held by it. ADL's rights to request registration of our common stock remains subject to:

  . its agreement with the underwriters not to sell or transfer any shares for a period of 180 days after the consummation of this offering

  . our right, at the request of any underwriter in any proposed offering, to cut-back the number of shares of common stock to be offered thereby
  . our right not to effect any registration of our shares of common stock within 180 days of any other public offering of our securities

   In connection with the registration of any ADL-owned shares, we agreed to pay all costs and expenses of ADL, other than underwriting discounts and commissions.

                          PRINCIPAL SHAREHOLDERS

   The following table sets forth information regarding the beneficial ownership of c-quential common stock by:

  . all persons known by us to own beneficially 5% or more of c-quential's common stock


  .  our directors and executive officers as a group

                                                                        Percentage of Common Stock
                              Number of Shares Beneficially Owned           Beneficially Owned
                          ------------------------------------------- -------------------------------
                                                                         Prior to          After
                            Prior to Offering      After Offering        Offering       Offering(2)
   Name of Beneficial     --------------------- --------------------- --------------- ---------------
        Owner(1)           Class A    Class B    Class A    Class B   Class A Class B Class A Class B
   ------------------     ---------- ---------- ---------- ---------- ------- ------- ------- -------
5% Shareholder
c-quential Holdings,
 Inc.(3)
 Acorn Park, Suite 2500
 Cambridge, MA
 02140-2390.............  18,000,000 18,000,000 18,000,000 18,000,000   100%    100%     71%    100%
All directors and
 executive officers as a
 group..................           0          0          0          0     0%      0%      0%      0%

--------

(1) The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to ten votes per share.

(2) Assumes no exercise of the underwriters' over-allotment option.

(3) c-quential Holdings, Inc. is a subsidiary of Arthur D. Little
    International, Inc., which is a subsidiary of Arthur D. Little, Inc.

                          DESCRIPTION OF CAPITAL STOCK

Our Authorized and Outstanding Capital Stock

   Following the offering, our authorized capital stock will consist of 195,000,000 shares of Class A common stock, of which 25,250,000 will be issued and outstanding, 50,000,000 shares of Class B common stock, of which 18,000,000 will be issued and outstanding, and 5,000,000 shares of undesignated preferred stock issuable in one or more series designated by our board of directors, of which no shares will be issued and outstanding. The shares of Class A and Class B common stock entitle their holders to identical rights in all respects other than voting rights.

Common Stock

 Voting Rights

   Holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share. Holders of our Class A and Class B common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

   For example, if the results of voting on a particular matter at a meeting of stockholders at which a quorum is present are as follows:

Votes in favor:

           5,000 shares of Class A common stock and 5,000 shares of Class B common stock

Votes against:

           50,000 shares of Class A common stock and no shares of Class B common stock

   A single tally will result, with each share of Class B common stock counting for ten votes. Thus, the matter would be approved by a vote of 55,000 in favor to 50,000 against.

 Dividends

   Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

 Additional Rights

   Upon the liquidation, dissolution or winding up of c-quential, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

 Conversion

   Shares of Class B common stock convert into shares of Class A common stock on a one-for-one basis upon any transfer or other disposition of such shares of Class B common stock that occurs after the fifth anniversary of the completion of this offering, to any person other than ADL, a stockholder of ADL, a party related to ADL or to a stockholder of ADL under Section 267(b) or Section 707(b) of the Code, or a party whose ownership of stock could be attributed to ADL or to a stockholder of ADL under Section 318 of the Code.

Preferred Stock

   Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. We have no present plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring of preventing a change of control of c-quential or the removal of existing management.

Limitations on Liability

   We have entered into indemnification agreements with each of our directors. The form of indemnity agreement provides that we will indemnify our directors for expenses incurred because of their status as a director, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws.

   Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by c-quential to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of c-quential. The by-laws also provide for the advancement of expenses to directors and at the discretion of our board of directors, officers and non-officer employees. In addition, our by-laws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors' and officers' insurance against certain liabilities. We believe that the indemnification agreements, together with the limitation of liability and indemnification provisions of our certificate of incorporation and by-laws and directors' and officers' insurance will assist us in attracting and retaining qualified individuals to serve as directors and officers of c-quential.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling c-quential as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of c-quential in which indemnification will be required or permitted.

Certain Anti-Takeover Provisions

   Certain provisions of our certificate of incorporation and by-laws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests. These provisions also could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our board.

 Classified Board of Directors

   Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. Our classified board, together with certain other provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.

 Director Vacancies and Removal

   Our certificate of incorporation provides that vacancies in our board of directors shall be filled only by the affirmative vote of a majority of the remaining directors. Our certificate of incorporation provides that directors may be removed from office only with cause and only by the affirmative vote of holders of at least seventy-five percent of the shares then entitled to vote in an election of directors.

 No Stockholder Action by Written Consent

   Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

 Special Meetings of Stockholders

   Our certificate of incorporation and by-laws provide that a special meeting of stockholders may be called only by our board of directors. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

 Advance Notice of Director Nominations and Stockholder Proposals

   Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. For the first annual meeting following the completion of this offering, a stockholder's notice of a director nomination or proposal will be timely if delivered to the secretary of c-quential at our principal executive offices not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is made by c-quential.

 Amendment of the Certificate of Incorporation

   As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to stockholder action by written consent, directors, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than seventy-five percent of the outstanding shares entitled to vote with respect to such amendment.

 Amendment of By-laws

   Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least seventy-five percent of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Statutory Business Combination Provision

   Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

  . before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination

  . upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans

  . following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock

   The term "business combination" includes mergers, consolidations, asset sales involving 10% or more of a corporation's assets and other similar transactions resulting in a financial benefit to an interested stockholder.
Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contain any such exclusion.

Trading on the Nasdaq National Market System

   We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "CQTL."

No Preemptive Rights

   No holder of any class of our stock has any preemptive right to subscribe for or purchase any kind or class of our securities.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock will be EquiServe Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock prevailing from time to time. Nonetheless, substantial sales of common stock in the public market following this offering, or the perception that such sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional equity capital in the future.

   All of the shares of our Class A common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares which may be acquired by an "affiliate" of us, as that term is defined in the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and executive officers as well as our significant stockholders.

Sales of Restricted Securities

   The shares of our Class A common stock held by ADL are deemed "restricted securities" as defined in Rule 144 under the Securities Act, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the exemption provided by Rule 144. We, ADL, all of our directors, key employees and executive officers and employees that hold options exercisable for shares of our capital stock have agreed not to offer or sell any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc.

   The shares of our super-voting Class B common stock, all of which are held by ADL, are not currently listed or quoted for trading on any securities exchange or quotation system.

Stock Options

   After completion of this offering, but not prior to 180 days following the date of this prospectus, we intend to file a registration statement on Form S-8 with respect to the aggregate number of shares of common stock issuable under our stock option and incentive plan. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, except that affiliates must comply with Rule 144.

Registration Rights

   We entered into a Registration Rights Agreement with ADL pursuant to which ADL and its transferees have the right to request the registration of shares of our common stock held by them whenever we propose to register any shares of common stock for our own or another's account under the Securities Act for a public offering, other than registrations in respect of shares to be used in connection with a business combination or shares relating to our employee benefit plans. ADL and its transferees also have the right, on up to five occasions beginning six months after the completion of this offering, to demand that we register under the Securities Act any or all shares of our common stock held by them. ADL's rights to request registration of our common stock remains subject to:

  . its agreement with the underwriters not to sell or transfer any shares for a period of 180 days after the consummation of this offering

  . our right, at the request of any underwriter in any proposed offering, to cut-back the number of shares of stock to be offered thereby

  . our right not to effect any registration of our shares of common stock within 180 days of any other public offering of our securities

   In connection with the registration of any ADL-owned shares, we agreed to pay all costs and expenses of ADL, other than underwriting discounts and commissions.

                                  UNDERWRITING

   Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., Chase Securities Inc., Thomas Weisel Partners LLC and Fidelity Capital Markets, a division of National Financial Service Corporation, are acting as representatives, have each agreed to purchase from us the respective number of shares of Class A common stock shown opposite its name below:

                                                                      Number
   Underwriters                                                      of Shares
   ------------                                                      ---------
   Lehman Brothers Inc..............................................
   Chase Securities Inc.............................................
   Thomas Weisel Partners LLC.......................................
   Fidelity Capital Markets, a division of National Financial
    Services Corporation............................................
                                                                     ---------
     Total.......................................................... 7,250,000
                                                                     =========

   The underwriting agreement provides that the underwriters' obligations to purchase shares of Class A common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of Class A common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of Class A common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

   The representatives have advised us that the underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover of this prospectus, and to dealers, who may include the underwriters, at the public offering price less a selling
concession not in excess of $   per share. The underwriters may allow, and the
dealers may reallow, a concession not in excess of $   per share to brokers and
dealers. After this offering, the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option to purchase up to an aggregate of 1,088,000 additional shares of Class A common stock, to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The
underwriters may exercise this option at any time until   days after the date
of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of Class A common stock proportionate to the underwriter's initial commitment as indicated in the preceding table, and we will be obligated under the over-allotment option to sell the shares of Class A common stock to the underwriters.

   The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,088,000 additional shares of Class A common stock. This underwriting fee is the difference between the public offering price and the amount the underwriters pay to us to purchase the shares from us. On a per share basis, the underwriting fee is 7% of the public offering price. The amount of these fees has been determined by negotiations between the underwriters and us.

                                                            Total
                                                -----------------------------
                                                   Without          With
                                      Per Share Over-Allotment Over-Allotment
                                      --------- -------------- --------------
   Underwriting fees to be paid by
    us...............................    $           $              $

   We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $4.2 million. The following table details these expenses. All amounts shown are estimates, with the exception of the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee:

SEC Registration Fee................................................ $   39,600
NASD Filing Fee..................................................... $   15,500
Nasdaq National Market Listing Fee.................................. $   95,000
Accounting Fees and Expenses........................................ $1,500,000
Legal Fees and Expenses............................................. $1,500,000
Printing Expenses................................................... $  500,000
Blue Sky Qualification Fees and Expenses............................ $   12,000
Transfer Agent's Fee................................................ $   25,000
Miscellaneous....................................................... $  513,000
                                                                     ----------
  TOTAL............................................................. $4,200,100
                                                                     ==========

   We have agreed that, without the prior consent of Lehman Brothers Inc., we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be, converted into or exchanged for any shares of common stock for a period of 180 days from the date of this prospectus. ADL, all of our directors, key employees and executive officers and employees that hold options convertible into shares of our capital stock have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock for the period ending 180 days after the date of this prospectus. These restrictions will also apply to any shares purchased under the directed share program described below. See "Shares Eligible for Future Sale."

   Prior to this offering, there has been no public market for the shares of Class A common stock. The public offering price will be negotiated between the representatives and us. In determining the public offering price of the Class A common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter of this offering and will be facilitating electronic distribution through the Internet.

   We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

   Until the distribution of the Class A common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of Class A common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the Class A common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A common stock.

   The underwriters may create a short position in the Class A common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing Class A common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

   The representatives also may impose a penalty bid on underwriters and selling group members. This means that, if the representatives purchase shares of Class A common stock in the open market to reduce the underwriters' short position or to stabilize the price of the Class A common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members that sold those shares as part of the offering.

   In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of these purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which the sale is made.

   Purchasers of the shares of Class A common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the public offering price listed on the cover page of this prospectus.

   The representatives have informed us that they do not intend to confirm sales of shares of Class A common stock in excess of 5% of the shares offered by them to any accounts over which they exercise discretionary authority.

   At our request, the underwriters have reserved up to        shares, or  % of
the Class A common stock offered by this prospectus, for sale to our officers, directors, employees, members of employees' families, customers, vendors, suppliers and certain friends of our officers, directors and employees and other persons with whom strategic relationships through a directed share program at the public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

   Lehman Brothers Inc. has been engaged by ADL as a financial advisor to review and evaluate strategic alternatives concerning the development of ADL's business, including general advice with respect to acquisitions, divestitures, joint ventures and other corporate transactions. Lehman Brothers Inc. will receive customary fees for the services that it may provide in connection with any such transaction.

   Due to the fact that one of the representatives of the underwriters was organized within the last three years, we are providing you the following information. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager of, or a syndicate member in, numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

   The validity of the shares of common stock we are offering will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

   The financial statements as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the Class A common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that we have filed. This prospectus identifies all provisions of the exhibits to the registration statement that are material to an understanding of c-quential or this offering. You may inspect the registration statement, including exhibits, without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. You may inspect and copy the same at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can also obtain copies of this material at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                                   c-quential

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
C-QUENTIAL FINANCIAL STATEMENTS

  Independent Auditors' Report............................................. F-2

  Balance Sheets........................................................... F-3

  Statements of Operations................................................. F-4

  Statements of TIME Practice Equity....................................... F-5

  Statements of Cash Flows................................................. F-6

  Notes to Financial Statements............................................ F-7

UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

  Interim Condensed Balance Sheets......................................... F-13

  Interim Condensed Statements of Operations............................... F-14

  Interim Condensed Statements of Cash Flows............................... F-15

  Notes to Unaudited Interim Condensed Financial Statements................ F-16


UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  Unaudited Pro Forma Condensed Balance Sheets............................. F-17

  Unaudited Pro Forma Condensed Statements of Operations................... F-18

  Notes to Unaudited Pro Forma Condensed Financial Statements.............. F-20

                          INDEPENDENT AUDITORS' REPORT

The Boards of Directors of
Arthur D. Little, Inc. and c-quential, Inc.:

   We have audited the accompanying balance sheets of c-quential (predecessor to c-quential, Inc.)- (representing the TIME industries-focused consulting practice of Arthur D. Little, Inc., which serves the telecommunications, information technology, media and electronics industries) as of December 31, 1999 and 1998, and the related statements of operations, TIME Practice equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of c-quential as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Boston, Massachusetts
May 5, 2000
                                   c-quential

                     (predecessor to c-quential, Inc.)
                                 BALANCE SHEETS
                                 (in thousands)

                                                                   December 31,
                                                                       1999
                                                                     Transfer
                                                    December 31,    Pro Forma
                                                   --------------- ------------
                                                    1998    1999   (unaudited)
                                                   ------- ------- ------------
                      ASSETS
Current Assets:
  Cash and cash equivalents....................... $   --  $   304   $   304
  Accounts receivable and unbilled services -
   payable on receipt to Arthur D. Little, Inc....  16,591  24,048       --
  Other current assets............................     --       28        28
  Deferred tax assets.............................     --        5         5
                                                   ------- -------   -------
    Total current assets..........................  16,591  24,385       337
Property and equipment, net.......................     --       79        79
Goodwill..........................................     --    3,969     3,969
                                                   ------- -------   -------
    Total assets.................................. $16,591 $28,433   $ 4,385
                                                   ======= =======   =======
       LIABILITIES AND TIME PRACTICE EQUITY
Current Liabilities:
  Accounts payable to Arthur D. Little, Inc....... $16,591 $24,048   $   --
  Trade payable and other accrued expenses........     --      790       790
  Debt assumed from Arthur D. Little, Inc.........     --      --     40,000
                                                   ------- -------   -------
    Total current liabilities.....................  16,591  24,838    40,790
                                                   ------- -------   -------
Commitments and Contingencies
TIME Practice Equity:
  Arthur D. Little, Inc.'s net equity investment..     --    3,595   (36,405)
                                                   ------- -------   -------
    Total TIME Practice equity....................     --    3,595   (36,405)
                                                   ------- -------   -------
    Total liabilities and TIME Practice equity.... $16,591 $28,433   $ 4,385
                                                   ======= =======   =======


                       See notes to financial statements.

                                   c-quential

                     (predecessor to c-quential, Inc.)
                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                       Year Ended December 31,
                                                       ------------------------
                                                        1997    1998     1999
                                                       ------- ------- --------
Professional service revenue:
  Direct professional service revenue................. $58,170 $73,267 $101,620
  Subcontracted from Arthur D. Little, Inc............   2,986   3,564    4,960
                                                       ------- ------- --------
    Total professional service revenue................  61,156  76,831  106,580
                                                       ------- ------- --------
Costs of services:
  Direct costs of services............................  18,515  24,145   36,014
  Arthur D. Little, Inc. subcontract costs............  20,111  23,126   26,138
                                                       ------- ------- --------
    Total costs of services...........................  38,626  47,271   62,152
                                                       ------- ------- --------
Gross profit..........................................  22,530  29,560   44,428
Selling, general and administrative expenses..........  14,344  19,745   27,294
                                                       ------- ------- --------
Income before taxes...................................   8,186   9,815   17,134
Provision for income taxes............................   3,193   3,730    6,340
                                                       ------- ------- --------
Net income............................................ $ 4,993 $ 6,085 $ 10,794
                                                       ======= ======= ========


                       See notes to financial statements.

                                   c-quential

                     (predecessor to c-quential, Inc.)
                       STATEMENTS OF TIME PRACTICE EQUITY
                                 (in thousands)

                                                        Arthur D. Little, Inc.'s
                                                         Net Equity Investment
                                                        ------------------------
BALANCE, JANUARY 1, 1997...............................         $    --
  Net income...........................................            4,993
  Earnings retained by Arthur D. Little, Inc...........           (4,993)
                                                                --------
BALANCE, DECEMBER 31, 1997.............................              --
  Net income...........................................            6,085
  Earnings retained by Arthur D. Little, Inc...........           (6,085)
                                                                --------
BALANCE, DECEMBER 31, 1998.............................              --
  Contribution of Contactica...........................            4,175
  Net income...........................................           10,794
  Earnings retained by Arthur D. Little, Inc...........          (11,374)
                                                                --------
BALANCE, DECEMBER 31, 1999.............................         $  3,595
                                                                ========


                       See notes to financial statements.

                                   c-quential

                     (predecessor to c-quential, Inc.)
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income........................................ $ 4,993  $ 6,085  $ 10,794
                                                    -------  -------  --------
 Adjustments to reconcile net income to net cash
  provided by operating activities prior to
  distribution and changes in payable to Arthur D.
  Little, Inc.:
  Depreciation and amortization....................     --       --        636
  Provision for doubtful accounts..................     448      259     1,398
  Deferred income taxes............................     --       --         (5)
  Changes in assets and liabilities, net of effects
   of acquisition:
   Accounts receivable and unbilled services.......  (2,417)  (2,810)   (8,509)
   Other current assets............................     --       --        467
   Trade payables and other accrued expenses.......     --       --        (66)
                                                    -------  -------  --------
    Total adjustments..............................  (1,969)  (2,551)   (6,079)
                                                    -------  -------  --------
   Net cash provided by operating activities prior
    to distribution and changes in payable to
    Arthur D. Little, Inc..........................   3,024    3,534     4,715
                                                    -------  -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payable to Arthur D. Little, Inc................   1,969    2,551     6,963
   Earnings retained by Arthur D. Little, Inc......  (4,993)  (6,085)  (11,374)
                                                    -------  -------  --------
    Net cash used for the financing activities.....     --       --     (4,411)
                                                    -------  -------  --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........     --       --        304
                                                    -------  -------  --------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....     --       --        --
                                                    -------  -------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR........... $   --   $   --   $    304
                                                    =======  =======  ========
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING
 INFORMATION:
Contribution of Contactica business to c-quential
 by Arthur D. Little, Inc. ........................ $   --   $   --   $  4,175
                                                    =======  =======  ========

                       See notes to financial statements.

                                   c-quential

                     (predecessor to c-quential, Inc.)

                         NOTES TO FINANCIAL STATEMENTS
                             (dollars in thousands)

1.OVERVIEW AND BASIS OF PRESENTATION

     The financial statements of c-quential (predecessor to c-quential, Inc.) (the "Company") reflect the operations of the TIME industries-focused consulting practice of Arthur D. Little, Inc. ("ADL"), which serves the telecommunications, information technology, media and electronics industries. The c-quential practice was formed in 1995. For the periods presented, ADL has had the ability to direct all operations of the Company. The Company is a global provider of management and technology consulting services principally to the telecommunications, information technology, media and electronics industries.

     In March 2000, ADL formed a separate wholly owned subsidiary named c-quential, Inc., a Delaware corporation, which will succeed to the c-quential operations. Prior to the initial public offering ADL intends to transfer certain assets (consisting primarily of intangibles - specifically workforce in place and intellectual property - with zero basis and the assets and liabilities of Contactica, a wholly-owned subsidiary of ADL) and employees to the Company. In return ADL will receive all the shares of c-quential, Inc. and c-quential, Inc. will assume approximately $40,000 of ADL's third party debt. ADL will retain the receivables (billed and unbilled) attributable to c-quential cases as recorded through the transfer date. Tax benefits arising as part of this transaction will continue to be allocated to ADL. These transactions are reflected on the December 31, 1999, pro-forma balance sheet. Because c-quential, Inc. had neither assets nor operations prior to the transfer from ADL of the TIME industries-focused consulting practice to c-quential, Inc., the financial statements of c-quential, Inc.'s predecessor have been provided in this registration statement.

     Subsequent to the offering, the third party debt will be repaid with the proceeds of the offering. Management does not anticipate that c-quential will incur any significant amount of interest charge relative to the debt since it will be repaid immediately. ADL plans to retain at least an 80% interest in c-quential, Inc.

     The accompanying financial statements are presented on a carve-out basis and reflect the historical results of operations, financial position and cash flows of the Company. For purposes of deriving direct costs of services, the Company considered ADL professionals who charged 70% or more of their billable hours to TIME industries-related engagements during any year to be c-quential staff for that year. For all periods presented, certain expenses reflected in the financial statements include an allocation of ADL's corporate expenses and regional infrastructure costs. Management believes that the methods used to allocate expenses are reasonable, although the costs of services could be higher if obtained from other sources. In addition, certain service fee revenue and costs of service fee revenue have been reflected by c-quential for services subcontracted to c-quential by ADL. The service fee revenue, cost of service fee revenue and allocated expenses have been reflected on bases that ADL and c-quential consider to be a reasonable reflection of the services provided and revenue earned by c-quential and the utilization of services provided by ADL and the benefit received by c-quential.

     The financial information included herein may not reflect the financial position, operating results, changes in ADL's net investment and cash flows of c-quential in the future or what they would have been had c-quential been a separate, stand-alone entity during the periods presented. Accounts receivable reflected on the balance sheets are those representing trade receivables from c-quential cases. c-quential does not have rights to the receipts on these trade receivables, and accordingly, an offsetting payable to ADL is reflected on the balance sheets. This payable to ADL does not represent borrowings from ADL, and, accordingly, no interest expense has been imputed on the payable balance.

                                   c-quential

                     (predecessor to c-quential, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)


     ADL and c-quential, Inc. intend to enter into a series of agreements that specify services and facilities that ADL will supply in the future and the basis for the calculation of the costs of services to be provided. The provisions of the agreements are consistent with the historical presentation of expenses seen in these financial statements.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition--Revenue from substantially all engagements are recognized, as services are provided based upon hours worked and contractually agreed-upon hourly rates. The Company may also receive "incentive revenue" on a contingent basis. Incentive revenue is based upon agreed upon formulas relating to customer specific measures. Measurements are performed at time intervals specified in the contract. Both the Company and the client agree to the measurements and corresponding incentive fees earned by the Company at these contractual time intervals. Incentive revenue is recorded at that time. Provision is made for estimated unbillable and uncollectable amounts. The Company also bills its clients for expenses, which include travel, other out-of-pocket expenses and other reimbursable expenses. These billed expenses amounted to $7,421, $9,148, and $12,938 in 1997, 1998, and 1999, respectively. Such amounts are netted against the expense amounts in the accompanying income statements.

     Foreign Currency--The functional currency for most of the Company's non-U.S. operations is the local currency. The assets and liabilities of these operations are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at the average of monthly exchange rates. Revenue and expense transactions generally occur in the local currency of the transacting office and, accordingly, do not result in transaction gains or losses. Transaction gains or losses in currencies other than the functional currency have not been material in the periods presented. The U.S. dollar is used as the functional currency for operations in highly inflationary economies. Gains or losses from translation are included in operations.

     Fair Value of Financial Instruments--The Company determines the fair value of financial instruments and includes this information in the notes to the financial statements when the fair value is materially different from the carrying value of those financial instruments. As of December 31, 1999 and 1998, the carrying values of the Company's financial instruments, which consist primarily of receivables approximated their fair values because of their short term nature.

     Cash and Cash Equivalents--The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Accounts Receivable--Accounts receivable include outstanding trade accounts receivable as well as certain unbilled amounts owed to ADL (but attributable to c-quential cases) by clients in accordance with contracts. Unbilled amounts represent that portion of revenues earned and expenses incurred on client contracts which have not yet been billed. The unbilled amounts at December 31, 1998 and 1999 was approximately $4,019 and $3,192, respectively. The allowance for doubtful accounts amounted to $1,359 and $2,757, in 1998 and 1999, respectively.

     Property and Equipment--Property and equipment is stated at cost. Depreciation is provided primarily using the straight-line method over the estimated useful lives of the property and equipment over
                                   c-quential

                     (predecessor to c-quential, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)

  3 years. At December 31, 1999, property and equipment consisted primarily of equipment and motor vehicles net of accumulated depreciation of $339.

     Goodwill--Goodwill represents the excess of costs over the fair value of net assets acquired. Goodwill is amortized on a straight-line basis over a period of seven years. Accumulated amortization was $598 as of December 31, 1999.

     Impairment of Long Lived Assets--Long-lived assets to be held and used are reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less cost (net realizable value) to sell.

     Income Taxes--These historical financial statements reflect the tax expense of the Company as if it were a stand-alone entity filing its own tax return. It has, however, historically filed as part of the ADL consolidated returns.

     Recently Issued Accounting Pronouncements--In June 1998 the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was amended by SFAS No. 137 which requires adoption of the SFAS requirements by the Company effective January 1, 2001. This statement requires all derivative instruments to be carried on the consolidated balance sheet at fair value. It also discusses changes to the requirements for hedge accounting. In the opinion of management, the effect of adoption of this standard will not have a material impact on the operating results of the Company.

     In December 1999, the SEC released Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views regarding when a business enterprise should recognize revenue from transactions with customers. c-quential's revenue practices fall within, and are in compliance with, AICPA Statement of Position No. 81-1 ("SOP 81-1"), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." SAB 101 did not modify the precepts of SOP 81-1. Accordingly, no changes to either reported revenues or c-quential's accounting policies are expected.

3.STEP ACQUISITION OF CONTACTICA

     Cambridge Consultants Limited, a wholly owned subsidiary of ADL, purchased a 28% interest in Contactica Limited, a United Kingdom Company, and Contactica Asia Limited, a Hong Kong Limited Company in 1993. ADL had recorded its pro-rata portion of Contactica losses to the extent of its investment. These losses were recorded prior to 1997.

     As of January 31, 1999, ADL acquired the remaining 72% of Contactica Limited, and Contactica Asia Limited, for $4,521 in cash and stock. 50% of the purchase price was paid in cash at the time of closing with the remaining 50% to be paid over three years in cash and stock of ADL. The number of shares to be issued will be determined based on the fair market value of ADL stock at the time of each subsequent payment as determined by semi-annual valuations of ADL by an independent appraiser. The transaction has been accounted for using the purchase method of accounting. Results of operations of Contactica Limited have been included in the statements of income for the period beginning January 31, 1999. The aggregate acquisition price of the shares exceeded the fair value of the net assets at the date of acquisition by approximately $4,567. The resulting goodwill is being amortized on a straight-line basis over seven years.

     Following are the Company's unaudited pro forma results for 1997, 1998 and 1999 assuming the acquisition occurred on January 1:

                                                        Year Ended December 31,
                                                        ------------------------
                                                         1997    1998     1999
                                                        ------- ------- --------
     Professional service revenue...................... $65,165 $79,723 $107,184
     Net income........................................   4,911   5,047   10,799

                                   c-quential

                     (predecessor to c-quential, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)


4.SIGNIFICANT GROUP CONCENTRATIONS

     All of the receivables attributable to c-quential are obligations of companies in the telecommunications, information technology, media and electronics industries. The Company generally does not require collateral or other security on their accounts receivable. The credit risk on these accounts is controlled through credit approvals, limits and monitoring procedures. No customer exceeded 10% of c-quential's revenue for the years ended December 31, 1997, 1998 and 1999, nor did any customer exceed 10% of accounts receivable at December 31, 1998 and 1999.

     Professional service revenue is assigned to specific geographic regions based on the location of the office responsible for securing the contract. Revenue was assigned to the following countries and geographic regions:

                                                        Year Ended December 31,
                                                        ------------------------
                                                         1997    1998     1999
                                                        ------- ------- --------
   United States....................................... $10,695 $12,493 $ 14,393
   International:
     United Kingdom....................................   6,357   7,252   11,802
     Germany...........................................   5,721  11,137   10,656
     Other European....................................  19,162  30,381   50,459
     Asia Pacific......................................   8,851   5,747   12,350
     Latin America.....................................   8,719   7,434    3,983
     Other International...............................   1,651   2,387    2,937
                                                        ------- ------- --------
       Total........................................... $61,156 $76,831 $106,580
                                                        ======= ======= ========

     c-quential currently operates in one segment, management consulting to the telecommunications, information technology, media and electronics industries. Segment determination is based on the way management makes decisions, allocates resources and assesses performance.

5.TRANSACTIONS WITH ADL

     The Company's costs and expenses include allocations from ADL for certain general administrative services including information technology, financial, treasury, legal, insurance and other corporate functions as well as certain costs of operations including facility charges. These allocations have been estimated on bases that ADL and the Company consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Company. Total allocated charges were $14,344, $19,745, and $25,621 in 1997, 1998, and 1999, respectively. The allocation of expenses from ADL was computed using a ratio of total compensation costs for c-quential employees to total compensation costs for ADL employees applied against the pool of expenses incurred by ADL. However, these allocations of costs and expenses do not necessarily indicate the costs and expenses that would have been or will be incurred by the Company on a stand-alone basis. Management estimates that it would have incurred additional selling, general and administrative expenses if c-quential had been operating as a stand-alone publicly traded company. Such selling, general and administrative expenses would likely include, but not be limited to, executive management costs and related overhead, public company costs, and insurance and risk management costs. Also included in costs and expenses is a fee charged by ADL as a trademark license fee based on a percentage of revenue for use of the Arthur D. Little, Inc. name, which fee will be discontinued on the date of the transfer. Such fees were $937, $1,126, and $1,847 in 1997, 1998 and 1999, respectively. Our agreements with ADL permit us to use the Arthur D. Little, Inc. name for five years following the offering.

     In addition, included in the financial statements is revenue which has been reflected by c-quential for certain services subcontracted to c-quential by ADL under ADL's contractual agreements for non-c-quential engagements. Revenue applicable to these contracts were $2,986, $3,564 and $4,960 in 1997,
                                   c-quential

                     (predecessor to c-quential, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)

  1998, and 1999, respectively. Certain services also have been subcontracted to ADL by c-quential under c-quential's contractual agreements and are included in cost of services in the financial statements. Cost of services applicable to these contracts were $20,111, $23,126, and $26,138 in 1997, 1998, and 1999, respectively. These costs of services represent 85% of the professional service revenue at standard billing rates recognized ($23,660, $27,207 and $30,751 in 1997, 1998 and 1999, respectively) by c-quential in the accompanying statements of operations. Management believes that the terms under which these services are provided or received will not change materially when ADL and c-quential, Inc. execute final intercompany service agreements.

6.INCOME TAXES

     The Company's operations have been included in the consolidated income tax returns filed by ADL. If ADL or other members of the consolidated group fail to make tax payments required by law, the tax authorities would have the ability to assess any member of the consolidated group including c-quential's successor, c-quential, Inc. The provision for income taxes reflected in the statements of operations and the deferred tax assets reflected in the balance sheets have been computed as if c-quential had filed a separate tax return.

     The provision (benefit) for income taxes is summarized as follows:

                                                         Year Ended December
                                                                 31,
                                                        -----------------------
                                                         1997    1998     1999
                                                        ------  -------  ------
   Current
     Domestic.......................................... $  297  $   557  $  575
     State.............................................    138       70     177
     Foreign...........................................  3,037    4,278   6,135
                                                        ------  -------  ------
       Total current................................... $3,472  $ 4,905  $6,887
                                                        ======  =======  ======
   Deferred
     Domestic.......................................... $ (279) $  (969) $ (602)
     State.............................................    --       --      --
     Foreign...........................................    --      (206)     55
                                                        ------  -------  ------
       Total deferred.................................. $ (279) $(1,175) $ (547)
                                                        ======  =======  ======

     In connection with the asset transfer, ADL may incur certain tax obligations relating to the transfer of its businesses. Such transfer may result in ADL paying taxes. As a result, c-quential, Inc. may have an increase in its tax bases and will accordingly receive future tax benefits. ADL and c-quential, Inc. will enter into a Tax Allocation Agreement which specifies that such tax benefits if they arise will be used by ADL and not c-quential, Inc.

     The Agreement also specifies that should ADL spin-off the remaining holdings of the Company at some time in the future, the Company has agreed to indemnify ADL for any tax liability it suffers arising out of actions taken by the Company, before or after a spin-off by ADL that would cause the spin-off to lose its qualification as a tax-free distribution for United States federal income tax purposes.

7.BENEFIT PLANS

     ADL has several U.S. and non-U.S. benefit plans that provide benefits to substantially all employees. Amounts related to c-quential employees have been included in costs of services in the accompanying
                                   c-quential

                     (predecessor to c-quential, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)

  financial statements. Contributions on behalf of c-quential, Inc. employees to both the Arthur D. Little, Inc. Employee Stock Ownership Plan (the "ESOP") and the Arthur D. Little Inc. Employees' MDT Retirement Plan (the "MDT Plan") will be continued by c-quential, Inc., for the remainder of 2000. Replacement plans have not yet been formulated. New plans will be established within three years.

     Employee Stock Ownership Plan--The ESOP is a defined contribution plan which is designed to invest primarily in ADL stock. Contributions are made to participants' accounts based on a percentage of their eligible earnings. Total contributions on behalf of c-quential employees to this plan were $221, $428 and $479 for 1997, 1998, and 1999, respectively. Shares of ADL stock are subject to a put option. Such option can only be exercised by an employee upon termination of employment with ADL or its affiliated companies. c-quential, Inc. does not have an obligation to fund ADL's repurchase of a terminated employee's shares.

     MDT Plan--The MDT Plan is a defined contribution plan covering employees of Arthur D. Little, Inc. and certain affiliated entities. Benefits under the MDT Plan are based on the amount of ADL contributions and the earnings on the balances in the members' accounts. The annual contribution is based on a formula that is applied to each participating employee's compensation, subject to discretionary adjustments by the Board of Directors of ADL. Only U.S. employees attributed to c-quential receive benefits under this plan. Total contributions on behalf of c-quential employees to this plan were $204, $282, and $194 for 1997, 1998, and 1999, respectively.

     Non-U.S. Employee Defined Benefit Plans--ADL sponsors several non-U.S. employee benefit plans. The Company's funding policy for its defined benefit plans is to contribute an amount annually based upon actuarial assumptions designed to achieve adequate funding of projected benefit obligations. Pension expense applicable to c-quential staff amounted to $58, $34, and $54 in 1997, 1998, and 1999, respectively. c-quential will not be responsible for the unfunded status, if any, of the defined benefit plans.

     Non-U.S. Employee Defined Contribution Plans -In addition to the above plans, ADL also sponsors other defined contribution plans which cover employees. Contributions are based upon a percentage of the annual eligible earnings of each employee. Certain plans allow for employee contributions into the plans. Contributions to these plans on behalf of certain c-quential designated employees amounted to $396, $790, and $1,085, in 1997, 1998 and 1999, respectively.

8.STOCK PURCHASE AND AWARD PLANS

     Stock Purchase Plans--ADL maintains various stock purchase plans ("SPP's") which allow for designated employees and directors to purchase shares of ADL common stock at its fair market value. ADL also maintains various stock award plans ("SAP's") which allow for employees to receive shares of the Company's common stock as a performance award in lieu of cash. The number of shares issued under the SAP's is determined based upon the fixed dollar amount of the award at the grant date and the fair market value at the end of the vesting period. Generally, the awards vest over a three to five year period. Certain c-quential employees have participated in such plans. Compensation charges relative to the amortization of the discounts and awards described above have not been material to these financial statements.

     The shares purchased under these plans are subject to a call by ADL at the time of an employee's termination from ADL or its affiliated companies. c-quential, Inc. does not have an obligation to fund ADL's repurchase of an employee's shares.

                                   c-quential
                       (predecessor to c-quential, Inc.)

                        INTERIM CONDENSED BALANCE SHEETS
                                 (in thousands)

                                                                     March 31,
                                                                       2000
                                           December 31,  March 31,   Transfer
                                               1999        2000      Pro Forma
                                           ------------ ----------- -----------
                                                        (unaudited) (unaudited)
                                                        ----------- -----------
                  ASSETS
Current Assets:
  Cash and cash equivalents...............   $   304      $    49    $     49
  Accounts receivable and unbilled
   services -- payable on receipt to
   Arthur D. Little, Inc. ................    24,048       26,759         --
  Other current assets....................        28           40          40
  Deferred tax assets.....................         5           74          74
                                             -------      -------    --------
    Total current assets..................    24,385       26,922         163
Property and equipment, net...............        79           47          47
Goodwill..................................     3,969        3,806       3,806
                                             -------      -------    --------
    Total assets..........................   $28,433      $30,775    $  4,016
                                             =======      =======    ========
   LIABILITIES AND TIME PRACTICE EQUITY
Current Liabilities:
  Accounts payable to Arthur D. Little,
   Inc. ..................................   $24,048      $26,759    $    --
  Trade payable and other accrued
   expenses...............................       790          727         727
  Debt assumed from Arthur D. Little,
   Inc. ..................................       --           --       40,000
                                             -------      -------    --------
    Total current liabilities.............    24,838       27,486      40,727
                                             -------      -------    --------
Commitments and Contingencies
TIME Practice Equity:
  Arthur D. Little, Inc.'s net equity
   investment.............................     3,595        3,289     (36,711)
                                             -------      -------    --------
    Total TIME Practice equity............     3,595        3,289     (36,711)
                                             -------      -------    --------
    Total liabilities and TIME Practice
     equity...............................   $28,433      $30,775    $  4,016
                                             =======      =======    ========

      See notes to unaudited interim condensed financial statements.

                                   c-quential
                       (predecessor to c-quential, Inc.)

                INTERIM CONDENSED STATEMENTS OF OPERATIONS
                                   UNAUDITED
                                 (in thousands)

                                                              Three Months Ended
                                                              ------------------
                                                              April 2, March 31,
                                                                1999     2000
                                                              -------- ---------
Professional service revenue:
  Direct professional service revenue........................ $24,976   $28,341
  Subcontracted from Arthur D. Little, Inc. .................   1,518       717
                                                              -------   -------
    Total professional service revenue.......................  26,494    29,058
                                                              -------   -------
Costs of services:
  Direct costs of services...................................   8,351    11,293
  Arthur D. Little, Inc. subcontract costs...................   7,117     3,494
                                                              -------   -------
    Total costs of services..................................  15,468    14,787
                                                              -------   -------
Gross Profit.................................................  11,026    14,271
Selling, general and administrative expenses.................   6,919     8,970
                                                              -------   -------
Income before taxes..........................................   4,107     5,301
Provision for income taxes...................................   1,520     2,120
                                                              -------   -------
Net income................................................... $ 2,587   $ 3,181
                                                              =======   =======

      See notes to unaudited interim condensed financial statements.

                                   c-quential
                       (predecessor to c-quential, Inc.)
                   INTERIM CONDENSED STATEMENTS OF CASH FLOWS
                                   UNAUDITED
                                 (in thousands)

                                                             Three Months Ended
                                                             -------------------
                                                             April 2,  March 31,
                                                               1999      2000
                                                             --------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................. $ 2,587    $ 3,181
                                                             -------    -------
 Adjustments to reconcile net income to net cash provided by operating activities prior to distribution and changes in
  payable to Arthur D. Little, Inc.:
  Depreciation and amortization.............................     111        195
  Provision for doubtful accounts...........................      (7)      (495)
  Deferred income taxes.....................................     --         (69)
  Changes in assets and liabilities, net of effects of
   acquisition:
   Accounts receivable and unbilled services................  (9,356)    (2,216)
   Other current assets.....................................     527        (12)
   Trade payables and other accrued expenses................     (75)       (63)
                                                             -------    -------
    Total adjustments.......................................  (8,880)    (2,660)
                                                             -------    -------
   Net cash provided by (used for) operating activities
    prior to distribution and changes in payable to Arthur
    D. Little, Inc. ........................................  (6,213)       521
                                                             -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payable to Arthur D. Little, Inc. .......................   9,709      2,711
   Earnings retained by Arthur D. Little, Inc. .............  (3,384)    (3,487)
                                                             -------    -------
    Net cash provided by (used for) the financing
     activities.............................................   6,325       (776)
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     112       (255)
                                                             -------    -------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............     --         304
                                                             -------    -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................. $   112    $    49
                                                             =======    =======
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:
Contribution of Contactica business to c-quential by Arthur
 D. Little, Inc. ........................................... $ 4,175    $   --
                                                             =======    =======

      See notes to unaudited interim condensed financial statements.

                                c-quential

                     (predecessor to c-quential, Inc.)

         NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

                          (dollars in thousands)

1. OVERVIEW AND BASIS OF PRESENTATION

   The interim condensed financial statements of c-quential (the "Company") reflect the operations of the TIME industries-focused consulting practice of Arthur D. Little, Inc. ("ADL"), which serves the telecommunications, information technology, media and electronics industries. The c-quential practice was formed in 1995. For the periods presented, ADL has had the ability to direct all operations of the Company. The Company is a global provider of management and technology consulting services principally to the telecommunications, information technology, media and electronics industries.

   In March 2000, ADL formed a separate wholly owned subsidiary named c-quential, Inc., a Delaware corporation, which will succeed to the c-quential operations. Immediately prior to the initial public offering ADL intends to transfer certain assets (consisting primarily of intangibles - specifically workforce in place and intellectual property - with zero basis and the assets and liabilities of Contactica) and employees to the Company. In return ADL will receive all the shares of c-quential, Inc. and c-quential, Inc. will assume approximately $40,000 of ADL's third party debt. ADL will retain the receivables (billed and unbilled) attributable to c-quential cases as recorded through the transfer date. Tax benefits arising as part of this transaction will continue to be allocated to ADL. These transactions are reflected on the March 31, 2000, pro-forma balance sheet.

   Subsequent to the offering, the third party debt will be repaid with the proceeds of the offering. Management does not anticipate that c-quential will incur any significant amount of interest charge relative to the debt since it will be repaid immediately. ADL plans to retain at least an 80% interest in c-quential, Inc.

   The interim condensed financial statements as of March 31, 2000, and for the three months ended April 2, 1999 and March 31, 2000, respectively have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and are unaudited. The accompanying interim condensed financial statements are presented on a carve-out basis and reflect the historical results of operations, financial position and cash flows of the Company. For purposes of deriving direct costs of services, the Company considered ADL professionals who charged 70% or more of their billable hours to TIME industries-related engagements during any year to be c-quential staff for that year. For all periods presented, certain expenses reflected in the interim condensed financial statements include an allocation of ADL's corporate expenses and regional infrastructure costs. Management believes that the methods used to allocate expenses are reasonable, although the costs of services could be higher if obtained from other sources. In addition, certain service fee revenue and costs of service fee revenue have been reflected by c-quential for services subcontracted to c-quential by ADL. The service fee revenue, cost of service fee revenue and allocated expenses have been reflected on bases that ADL and c-quential consider to be a reasonable reflection of the services provided and revenue earned by c-quential and the utilization of services provided by ADL and the benefit received by c-quential.

   The financial information included herein may not reflect the financial position, operating results, changes in ADL's net investment and cash flows of c-quential in the future or what they would have been had c-quential been a separate, stand-alone entity during the periods presented. Accounts receivable reflected on the balance sheets are those representing trade receivables from c-quential cases. c-quential does not have rights to the receipts on these trade receivables, and accordingly, an offsetting payable to ADL is reflected on the balance sheets. This payable to ADL does not represent borrowings from ADL, and, accordingly, no interest expense has been imputed on the payable balance.

   ADL and c-quential, Inc. intend to enter into a series of agreements that specify services and facilities that ADL will supply in the future and the basis for the calculation of the costs of services to be provided. The provisions of the agreements are consistent with the historical presentation of expenses seen in these financial statements.

                                   c-quential

                     (predecessor to c-quential, Inc.)

              PRO FORMA CONDENSED BALANCE SHEETS (UNAUDITED)

                              MARCH 31, 2000
                                 (in thousands)

                                      Transfer                      IPO
                                      Pro Forma       Transfer   Pro Forma      IPO
                          Historical Adjustments      Pro Forma Adjustments  Pro Forma
                          ---------- -----------      --------- -----------  ---------
         ASSETS
Current Assets:
  Cash and cash
   equivalents             $    49    $    --          $    49    $50,195B,C  $50,244
  Accounts receivable
   and unbilled
   services-- payable on
   receipt to Arthur D.
   Little, Inc.             26,759     (26,759)A           --         --          --
  Other current assets..        40         --               40        --           40
  Deferred tax assets...        74         --               74        --           74
                           -------    --------         -------    -------     -------
   Total current
    assets..............    26,922     (26,759)            163     50,195      50,358
   Property and
    equipment, net......        47         --               47        --           47
   Goodwill.............     3,806         --            3,806        --        3,806
                           -------    --------         -------    -------     -------
  Total assets..........   $30,775    $(26,759)        $ 4,016    $50,195     $54,211
                           =======    ========         =======    =======     =======
  LIABILITIES AND TIME
     PRACTICE EQUITY
Current Liabilities:
  Accounts payable to
   Arthur D. Little,
   Inc..................   $26,759    $(26,759)A       $   --     $   --      $   --
  Trade payables and
   other accrued
   expenses.............       727         --              727        --          727
  Debt assumed from
   Arthur D. Little,
   Inc..................       --       40,000A         40,000    (40,000)C       --
                           -------    --------         -------    -------     -------
   Total current
    liabilities.........    27,486      13,241          40,727    (40,000)        727
                           -------    --------         -------    -------     -------
Commitments and
 Contingencies
TIME
 Practice/Stockholders'
 equity.................     3,289     (40,000)A       (36,711)    90,195B     53,484
                           -------    --------         -------    -------     -------
  Total liabilities and
   TIME
   Practice/Stockholders'
   equity...............   $30,775    $(26,759)        $ 4,016    $50,195     $54,211
                           =======    ========         =======    =======     =======


                  See notes to pro forma financial statements.

                                   c-quential

                     (predecessor to c-quential, Inc.)

         PRO FORMA CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

                                                       Pro Forma        Pro
                                           Historical Adjustments      Forma
                                           ---------- -----------     --------
Professional service revenue:
  Direct professional service revenue.....  $101,620    $   --        $101,620
  Subcontracted from Arthur D. Little,
   Inc. ..................................     4,960        --           4,960
                                            --------    -------   --- --------
    Total professional service revenue....   106,580        --         106,580
                                            --------    -------       --------
Costs of services:
  Direct costs of services................    36,014        --          36,014
  Arthur D. Little, Inc. subcontract
   costs..................................    26,138        --          26,138
                                            --------    -------       --------
    Total costs of services...............    62,152        --          62,152
                                            --------    -------       --------
Gross profit..............................    44,428        --          44,428
Selling, general and administrative
 expenses.................................    27,294     (1,847)D       25,447
                                            --------    -------       --------
Income before taxes.......................    17,134      1,847         18,981
Provision for income taxes................     6,340        683 E        7,023
                                            --------    -------       --------
Net income................................  $ 10,794    $ 1,164       $ 11,958
                                            ========    =======       ========


                  See notes to pro forma financial statements.

                                c-quential

                     (predecessor to c-quential, Inc.)

         PRO FORMA CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                 FOR THE THREE MONTHS ENDED MARCH 31, 2000

                              (in thousands)

                                                             Pro Forma    Pro
                                                 Historical Adjustments  Forma
                                                 ---------- ----------- -------
Professional service revenue:
  Direct professional service revenue...........  $28,341      $ --     $28,341
  Subcontracted from Arthur D. Little, Inc. ....      717        --         717
                                                  -------      -----    -------
    Total professional service revenue..........   29,058        --      29,058
                                                  -------      -----    -------
Costs of services:
  Direct costs of services......................   11,293        --      11,293
  Arthur D. Little, Inc. subcontract costs......    3,494        --       3,494
                                                  -------      -----    -------
    Total costs of services.....................   14,787        --      14,787
                                                  -------      -----    -------
Gross profit....................................   14,271        --      14,271
Selling, general and administrative expenses....    8,970       (532)D    8,438
                                                  -------      -----    -------
Income before taxes.............................    5,301        532      5,833
Provision for income taxes......................    2,120        213 E    2,333
                                                  -------      -----    -------
Net income......................................  $ 3,181      $ 319    $ 3,500
                                                  =======      =====    =======

               See notes to pro forma financial statements.

       NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

   The unaudited pro forma statements of operations of c-quential for the year ended December 31, 1999 and the three months ended March 31, 2000 have been prepared based on the financial statements and related notes presented elsewhere in this prospectus. The unaudited pro forma statements of operations and the unaudited pro forma balance sheets have been prepared as if the transactions and events described in the following paragraphs had occurred as of the beginning of the respective periods presented, and as of March 31, 2000, respectively.

   c-quential based the following pro forma adjustments on available information and certain estimates and assumptions. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments. c-quential believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the following transactions and events and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

   The unaudited pro forma statements of operations of c-quential for the year ended December 31, 1999 and the three months ended March 31, 2000 do not include pro forma adjustments to reflect potential increases in costs that may occur as a result of our separation from ADL and the implementation of our business plan. Such cost increases may result from:

  . significant increases in compensation expense associated with our recruiting and retention initiatives.

  .  increased costs relating to reduced economies of scale.

  . increased marketing expenses associated with building a brand identity separate from ADL.

  . increased costs associated with operating as a stand-alone, publicly-traded company.

 Transfer Adjustments

A. Reflects the assumption of debt from ADL in the amount of $40 million, the retention of accounts receivable by ADL and issuance to ADL of 18,000,000 shares of Class A common stock and 18,000,000 shares of Class B common stock of c-quential.

 IPO Adjustments

B. Reflects the issuance of 7,250,000 shares of common stock in this offering, assuming an initial public offering price of $14.00 per share, and the application of the estimated $90.195 million net proceeds to increase cash.

C.  Reflects the repayment of the ADL debt assumed.

D. Reflects the discontinuance of a trademark license fee allocated to c-quential by ADL.

E. Reflects income taxes determined in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." The pro forma adjustments to the provision (benefit) for taxes reflect income taxes as if these transactions and events had occurred as of the beginning of the respective period presented. This pro forma blended statutory income tax rate may not be indicative of performance in future periods.

                             7,250,000 Shares


                               [c-quential LOGO]

                              Class A Common Stock

                             ---------------------
                                   PROSPECTUS
                                       , 2000
                             ---------------------

                                Lehman Brothers

                                   Chase H&Q

                           Thomas Weisel Partners LLC

                            Fidelity Capital Markets
             a division of National Financial Services Corporation

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 12. Other Expenses of Issuance and Distribution

   The following table sets forth the estimated expenses payable by us in connection with the offering and distribution (excluding underwriting discounts and commissions):

   Nature of Expense                                                   Amount
   -----------------                                                 ----------
   SEC Registration Fee............................................. $   39,600
   NASD Filing Fee.................................................. $   15,500
   Nasdaq National Market Listing Fee............................... $   95,000
   Accounting Fees and Expenses..................................... $1,500,000
   Legal Fees and Expenses.......................................... $1,500,000
   Printing Expenses................................................ $  500,000
   Blue Sky Qualification Fees and Expenses......................... $   12,000
   Transfer Agent's Fee............................................. $   25,000
   Miscellaneous.................................................... $  513,000
                                                                     ----------
     TOTAL.......................................................... $4,200,100
                                                                     ==========

   The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

   * To be completed by amendment.

Item 14. Indemnification of Directors and Officers

   In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our certificate of incorporation provides that no director of c-quential will be personally liable to c-quential or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to c-quential or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   Article V of our by-laws provides for indemnification by c-quential of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of c-quential, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

Item 15. Recent Sales of Unregistered Securities

   c-quential has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). The shares of capital stock and other securities issued in the following transactions were offered and sold in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder relative to sales by an issuer not involving a public offering.

  . We issued and sold 100 shares of common stock to Arthur D. Little International, Inc., a subsidiary of ADL, as part of the initial organization of c-quential for a total consideration of $1.00, as of March 16, 2000

  .  On August   , 2000 as partial consideration for the transfer of our
     business, we issued to c-quential Holdings, Inc., a subsidiary of ADL, 18,000,000 shares of our Class A common stock and 18,000,000 shares of our Class B common stock

Item 16. Exhibits and Financial Statement Schedules

  +1.1  Form of Underwriting Agreement.
  +3.1  Form of Amended and Restated Certificate of Incorporation of
        c-quential, Inc.
  +3.2  Form of Amended and Restated By-laws of c-quential, Inc.
  *4.1  Specimen certificate for shares of common stock, $.01 par value, of
        c-quential, Inc.
   5.1  Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.
 +10.1  Form of 2000 Stock Option and Incentive Plan.
  10.2  Form of Reorganization Agreement, dated as of     , 2000, by and
        between the registrant and Arthur D. Little, Inc.
  10.3  Form of Corporate Services Agreement, dated as of     , 2000, by and
        between the registrant and Arthur D. Little, Inc.
  10.4  Form of Use and Occupancy Agreement, dated as of     , 2000, by and
        between the registrant and Arthur D. Little, Inc.
  10.5  Form of Intellectual Property Agreement, dated as of     , 2000, by and
        between the registrant and Arthur D. Little, Inc.
  10.6  Form of Tax Allocation Agreement, dated as of     , 2000, by and
        between the registrant and Arthur D. Little, Inc.
  10.7  Form of Registration Rights Agreement, dated as of     , 2000, by and
        between the registrant and Arthur D. Little, Inc.
 +10.8  Form of Indemnification Agreement entered into by the registrant and each of its directors.
  10.9  Amended and Restated Credit Agreement, dated as of April 25, 2000 by and between Arthur D. Little, Inc., Arthur D. Little International,
        Inc. and the Lenders named therein.
  10.10 Amended and Restated Note Purchase Agreement, dated as of April 25,
        2000, by and between Arthur D. Little, Inc. and the Purchasers named therein.
  21.1  Subsidiaries of c-quential.
  23.1  Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).
  23.2  Consent of Deloitte & Touche LLP.
 +24.1  Powers of Attorney.
  27.1  Financial Data Schedule.

--------
*  to be filed by amendment

+  previously filed

   (b)  Financial Statement Schedules

   All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes to those statements.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amendment to this the City of Cambridge, Commonwealth of Massachusetts, on July 25, 2000.

                                          c-quential, Inc.



                                          By:    /s/ Rudolf Fisher
                                             ----------------------------------
                                                       Rudolf Fischer
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                            Title                    Date
              ---------                            -----                    ----

          /s/ Rudolf Fisher            President, Chief Executive       July 25, 2000
______________________________________  Officer and Director
            Rudolf Fischer              (Principal Executive
                                        Officer)

         /s/ Robert Broadley           Executive Vice President and     July 25, 2000
______________________________________  Chief Financial Officer
           Robert Broadley              (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)

                  *                    Chairman of the Board of         July 25, 2000
______________________________________  Directors
         Lorenzo C. Lamadrid

                  *                    Director                         July 25, 2000
______________________________________
           Mark A. Brodsky

                  *                    Director                         July 25, 2000
______________________________________
             Arno Penzias

                  *                    Director                         July 25, 2000
______________________________________
          Gerhard Schulmeyer

* By:     /s/ Rudolf Fischer                                            July 25, 2000
    ------------------------------
       Rudolf Fischer
      Attorney-in-Fact

   Exhibit
   Number                         Description                          Page No.
   -------                        -----------                          --------
    +1.1   Form of Underwriting Agreement.
           Form of Amended and Restated Certificate of Incorporation
    +3.1   of c-quential, Inc.
    +3.2   Form of Amended and Restated By-laws of c-quential, Inc.
    *4.1   Specimen certificate for shares of common stock, $.01 par
           value, of c-quential, Inc.
     5.1   Opinion of Goodwin, Procter & Hoar LLP as to the legality
           of the securities being offered.
   +10.1   Form of 2000 Stock Option and Incentive Plan.
    10.2   Form of Reorganization Agreement, dated as of     , 2000,
           by and between the registrant and Arthur D. Little, Inc.
    10.3   Form of Corporate Services Agreement, dated as of     ,
           2000, by and between the registrant and Arthur D. Little,
           Inc.
    10.4   Form of Use and Occupancy Agreement, dated as of     ,
           2000, by and between the registrant and Arthur D. Little,
           Inc.
    10.5   Form of Intellectual Property Agreement, dated as of
               , 2000, by and between the registrant and Arthur D.
           Little, Inc.
    10.6   Form of Tax Allocation Agreement, dated as of     , 2000,
           by and between the registrant and Arthur D. Little, Inc.
    10.7   Form of Registration Rights Agreement, dated as of     ,
           2000, by and between the registrant and Arthur D. Little,
           Inc.
   +10.8   Form of Indemnification Agreement entered into by the
           registrant and each of its directors.
    10.9   Amended and Restated Credit Agreement dated as of April
           25, 2000 by and between Arthur D. Little, Inc., Arthur D.
           Little International, Inc. and the Lenders named therein.
    10.10  Amended and Restated Note Purchase Agreement, dated as of
           April 25, 2000, by and between Arthur D. Little, Inc. and
           the Purchasers named therein.
    21.1   Subsidiaries of c-quential.
           Consent of Goodwin, Procter & Hoar LLP (included in
    23.1   Exhibit 5.1 hereto).
    23.2   Consent of Deloitte & Touche LLP.
   +24.1   Powers of Attorney.
    27.1   Financial Data Schedule.

--------
*  To be filed by amendment to the registration statement.

+  previously filed